As Filed with the Securities and Exchange Commission on June 29, 1999
                                          Registration No. 333 - _______________


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549
                               ------------------
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------


                         NUTRICEUTICALS.COM CORPORATION
              ----------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)


             NEVADA                                         7375
--------------------------------                  --------------------------
  (State or Other Jurisdiction                   (Primary Standard Industrial
of Incorporation or Organization)                 Classification Code Number)


                                   34-1755390
                             ----------------------
                                (I.R.S. Employer
                             Identification Number)


                              6950 BRYAN DAIRY ROAD
                                 LARGO, FL 33777
                                 (727) 544-8866
           ------------------------------------------------------------
          (Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)

                               STEPHEN M. WATTERS
                                    PRESIDENT
                         NUTRICEUTICALS.COM CORPORATION
                              6950 BRYAN DAIRY ROAD
                                 LARGO, FL 33777
                                 (727) 544-8866
            ---------------------------------------------------------
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)


                    PLEASE SEND COPIES OF COMMUNICATIONS TO:

       Lina Angelici, Esq.                         Gregory Sichenzia, Esq.
   Schifino & Fleischer, P.A.                  Sichenzia, Ross & Friedman, LLP
One Tampa City Center, Suite 2700             135 West 50th Street, 20th Floor
      Tampa, Florida 33602                        New York, New York 10020
         (813) 223-1535                                (212) 664-1200


        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As Soon As Practicable After This Registration Statement Becomes Effective.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rue 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

  TITLE OF EACH CLASS OF SECURITIES       AMOUNT TO BE         PROPOSED MAXIMUM         PROPOSED MAXIMUM      AMOUNT OF
          TO BE REGISTERED             REGISTERED (1)(2)   OFFERING PRICE PER SHARE      OFFERING PRICE    REGISTRATION FEE(3)
=============================================================================================================================
Common Stock, $.001 par value .......     1,150,000                 $10.00                $11,500,000           $3,197
-----------------------------------------------------------------------------------------------------------------------------
Purchase Warrants ...................       100,000                     --                         --               --
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value........       100,000                 $12.00                 $1,200,000             $334
-----------------------------------------------------------------------------------------------------------------------------
Total................................                                                     $12,700,000           $3,531
=============================================================================================================================

(1) Includes 150,000 shares which the underwriters have the option to purchase to cover over-allotments, if any.

(2) Represents maximum number of shares of common stock underlying underwriters warrants which may be exercised at 120% of the offering price per share.

(3) Pursuant to Rule 457(o), the registration fee was calculated on the basis of the maximum aggregate offering price of all the securities listed in the table.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DUE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                    SUBJECT TO COMPLETION DATED JUNE 29, 1999

PROSPECTUS
                                1,000,000 SHARES

                         NUTRICEUTICALS.COM CORPORATION

                                  COMMON STOCK
                                ($.001 par value)

         All of the 1,000,000 shares of Common Stock offered hereby are being sold by Nutriceuticals.com Corporation. Although our shares are listed for trading on the OTC Electronic Bulletin Board under the symbol "JCOM," there has been no active trading market for our common stock. It is currently estimated that the offering price will be between $8.00 and $10.00 per share. We intend to apply to have our stock approved for listing on the National Association of Securities Dealers Automated Quotation System, SmallCap Market.

          INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" COMMENCING ON PAGE 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              TERMS OF THE OFFERING

                                        PRICE TO            UNDERWRITING DISCOUNTS       PROCEEDS BEFORE EXPENSES
                                         PUBLIC                AND COMMISSIONS           TO NUTRICEUTICALS.COM (1)
                                        --------            ----------------------       -------------------------
Per Share.......................           $                          $                                 $
Total ..........................           $                          $                                 $
-------

(1) The estimated expenses of the offering are $276,000.

         The underwriters may, under some circumstances, for 45 days after the date of this prospectus, purchase up to an additional 150,000 shares of Common Stock from us at the public offering price less the underwriting discount.

         Delivery of the shares of common stock will be made on or about _______, 1999, against payment in immediately available funds.

                     KASHNER DAVIDSON SECURITIES CORPORATION

                         PROSPECTUS DATED ______ , 1999

                                TABLE OF CONTENTS

SUMMARY....................................................    1

RISK FACTORS...............................................    5

USE OF PROCEEDS............................................    18

DIVIDEND POLICY............................................    19

PRICE RANGE OF COMMON STOCK................................    19

SELECTED CONSOLIDATED
  FINANCIAL DATA...........................................    20

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS................................    22

BUSINESS...................................................    23

MANAGEMENT.................................................    37

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN
  BENEFICIAL OWNERS........................................    41

DESCRIPTION OF CAPITAL STOCK...............................    42

UNDERWRITING...............................................    44

LEGAL MATTERS..............................................    46

EXPERTS....................................................    46

ADDITIONAL INFORMATION.....................................    46

INDEX TO FINANCIAL STATEMENTS..............................    F-1

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

INFORMATION CONTAINED ON OUR WEB SITES DOES NOT CONSTITUTE PART OF THIS
DOCUMENT.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

         Some of the statements in this prospectus are forward-looking statements. These forward-looking statements include statements in the "Business
- Industry Background," and "-The Nutriceuticals.com Solution" sections of this prospectus relating to trends in Internet use and electronic commerce. These forward-looking statements also include statements relating to the Company's performance in the "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Use of Proceeds," and "Business" sections of this prospectus. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company or its officers (including statements preceded by, followed by or including forward-looking terminology such as "may," "will," "should," "believe," "expect," "anticipate," "estimate," "continue" or similar expressions or comparable terminology) with respect to various matters.

         All forward-looking statements in this prospectus are based on information available to us on the date of this prospectus. Please note that matters set forth under the caption "Risk Factors" constitute cautionary statements identifying important factors with respect to the forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements.

                                     SUMMARY

         YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION REGARDING OUR COMPANY AND THE COMMON STOCK BEING SOLD IN THIS OFFERING AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS. BECAUSE THIS IS ONLY A SUMMARY, YOU SHOULD READ THE REST OF THIS PROSPECTUS BEFORE YOU INVEST IN OUR COMMON STOCK. READ THE ENTIRE PROSPECTUS CAREFULLY, ESPECIALLY THE RISKS DESCRIBED UNDER "RISK FACTORS." UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS HAS BEEN ADJUSTED TO GIVE RETROACTIVE EFFECT TO A NUMBER OF STOCK SPLITS AND REVERSE STOCK SPLITS AS DESCRIBED IN NOTES 6 AND 8 TO THE COMPANY'S FINANCIAL STATEMENTS INCLUDED ELSEWHERE HEREIN AND ASSUMES THAT THE UNDERWRITER'S OVER-ALLOTMENT OPTION HAS NOT BEEN EXERCISED.

                         NUTRICEUTICALS.COM CORPORATION

         The Company is a recently organized online retailer of vitamins, nutritional supplements and other natural products. Such products are offered through our online stores at www.nutriceuticals.com and www.javaslim.com. The Company's business strategy is to offer the consumer a select line of popular natural products, a convenient shopping experience and competitive prices. The Company is implementing this strategy by offering:

         o a select line of brand name, high quality natural products online including the Company's own "Dr. Nutriceutical" and "Java Slim" product lines;

         o the convenience of shopping from the home or the office, twenty-four-hours-a-day, seven-days-a-week; and

         o        discount prices.

Although we offer a wide range of vitamins, supplements, and other natural products, substantially all of our sales to date have come from the sale of the Company's brand labels. Approximately 50 % of sales to date have been derived from the sale of our Java Slim weight loss coffee.

         We believe the Internet is an ideal medium for the sale of vitamin and nutritional supplements and other natural products for several reasons:

         o according to Cyber Dialogue, over 17 million U.S. adults searched for health information on the Internet for the year ended July 1998, and this number is estimated to nearly double in the next two years;

         o according to Hambrecht & Quist, LLC's industry report dated January 8, 1999, the e-commerce market for vitamins and other nutraceuticals is estimated to exceed $12 billion annually by the year 2001; and

         o a potentially large and attractive customer base for the Internet healthcare market, made up of wealthier, more educated, and slightly more experienced Internet users than the average adult online user.

         We have based our business on scalable technology that permits the sale and order processing of natural products with limited human intervention. However, we are dependent upon manufacturers and distributors of natural products. Presently, Innovative Health Products, Inc. provides the substantial majority of the products we sell. Jugal K. Taneja, the Chairman of our Board of Directors is also the Chairman of the Board of Directors and the principal shareholder of Innovative Health Products. See "Risk Factors - We Rely on Manufacturers and Distributors of Natural Products," " - We may Have Potential Conflicts of Interest with Innovative Health Products" and "Management - Certain Transactions."

         We intend to utilize our advantage as an early entrant in the business of retailing natural products online to our customers and to leverage our online store model to achieve economies of scale. For the period from September 8, 1998 (date of inception of our present e-commerce business) through March 31, 1999, our net revenues were approximately $37,118.

         BACKGROUND

         The Company was founded in 1993 as NuMED Surgical, Inc. and was engaged in the research, development and distribution of medical instruments and surgical supplies to the healthcare market. In 1997 NuMED adopted a plan of liquidation in which it sold its major product line and by March 31, 1998 disposed of all its operating assets. In March 1999, NuMED acquired all of the outstanding common stock of Nutriceuticals.com Corporation, a Florida corporation, which was organized in September 1998, and NuMED changed its corporate name to Nutriceuticals.com Corporation. Nutriceuticals of Florida was founded to engage in the online retailing of vitamins, nutritional supplements and other natural products. Also in March 1999, the Company acquired HealthSeek.com Corp. HealthSeek.com, organized in 1995, is a healthcare community Web site providing communications and related information ("content") to healthcare professionals and consumers. Both the Company and its wholly-owned subsidiary HealthSeek.com may be considered development stage companies, as revenues to date for each have been nominal.

         INDUSTRY OVERVIEW

         The natural products industry is large and growing. According to industry studies, the retail market for natural products has grown from $3.5 billion in 1991 to an estimated $8 billion in 1997. Currently growing at an annual rate of 15%, industry sales, at retail, are expected to exceed $12 billion annually by 2001.

         The World Wide Web (the "Web") and commercial online services allow millions of people to share information and conduct business electronically ("e-commerce"). International Data Corporation estimates that the total value of goods and services purchased over the Web will increase from approximately $32.4 billion in 1998 to approximately $425.7 billion by 2002.

         According to International Data Corporation, the number of Web users worldwide will increase from approximately 97.3 million at the end of 1998 to approximately 319.8 million by the end of 2002. International Data Corporation further estimates that the percentage of Web users buying goods and services on the Internet will increase from approximately 28% at the end of 1998 to approximately 40% by the end of 2002.

         Our address is 6950 Bryan Dairy Road, Largo, Florida 35777 and our telephone number is 727/544-8866.

                                  THE OFFERING

Common Stock Offered...................  1,000,000 shares

Common Stock Outstanding After this
  Offering.............................  6,153,414 shares (1)

Use of Proceeds........................  General corporate purposes including working capital (principally sales and
                                         marketing for brand development and
                                         Web site recognition) and potential
                                         acquisitions.

OTC Electronic Bulletin Board Symbol...  JCOM

---------------
(1) Based on 5,153,414 shares outstanding as of June 14, 1999. See "Description of Capital Stock" and Notes 6 and 8 of Notes to Consolidated Financial Statements.

                                  RISK FACTORS

         For a discussion of certain risks that you should consider before buying shares of our common stock, see "Risk Factors" beginning at page 5 of this prospectus.

                    CONSOLIDATED AND PRO FORMA FINANCIAL DATA

                                                                          YEAR ENDED MARCH  31
                                                               -----------------------------------------------
                                                                1998 (1)      1999 (2)      1999 PRO FORMA (3)
                                                               ---------    -----------     ------------------
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Net revenues ................................................. $   7,019   $    37,118      $    37,118
Gross profit .................................................    (9,741)       22,622           22,622
Operating expenses:
     Research and development ................................      --            --               --
     Sales and marketing .....................................      --          54,402           54,402
     General and administrative ..............................    26,839        78,391          380,303
                                                               ---------   -----------      -----------
         Loss from operations ................................   (36,215)     (110,171)        (412,083)
Other income .................................................    32,215         1,761            1,761
Net loss ..................................................... $  (4,365)  $  (108,410)     $  (410,322)
                                                               =========   ===========      ===========
Basic and diluted net loss per share .........................      (.01)  $      (.04)     $      N/A
                                                                                            ===========
Pro forma basic and diluted net loss per share ...............       N/A   $       N/A      $      (.08)
                                                               =========   ===========      ===========
Basic and diluted weighted average common shares outstanding .   351,028     2,744,460        5,351,028

                                                                               AS OF MARCH  31
                                                                   -----------------------------------------
                                                                                                  1999
                                                                     1998       1999       AS ADJUSTED(3)(4)
                                                                   --------   --------     -----------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents ....................................     $  8,274     $ 56,986       $8,785,986
Working capital ..............................................       (8,663)      87,738        8,816,738
Total assets .................................................        8,274      135,618        8,864,618
Long-term obligations, net of current portion ................         --           --               --
Stockholders' equity .........................................       (8,663)      37,927        8,766,927

---------------
(1) The March 31, 1998 financial data has been reclassified from the liquidation basis of accounting to conform with the 1999 presentation.

(2) Includes predecessor from April 1, 1998 to September 7, 1998 (prior to merger) and Nutriceuticals from September 8, 1998 (inception) to March 31, 1999. See the "Consolidated Financial Statements and Notes thereto, included elsewhere herein.

(3) The pro forma 1999 consolidated statement of operations data gives effect to certain consulting and employment agreements entered into on March 31, 1999 and April 1, 1999, respectively, as well as the HealthSeek.com acquisition. See "Business -- The HealthSeek.com Acquisition" and "Management -- Employment Agreement". See also, the Unaudited Consolidated Pro Forma Financial Information and Notes thereto included elsewhere herein.

(4) The as adjusted data gives effect to the sale of the common stock offered hereby as of March 31, 1999, after deduction of the estimated offering expenses and the underwriters' discount.

                                  RISK FACTORS

         YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING A DECISION TO INVEST IN NUTRICEUTICALS.COM. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF FUTURE OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

WE HAVE A LIMITED OPERATING HISTORY AND WE MAY NOT BE ABLE TO SUCCESSFULLY MANAGE OUR BUSINESS OR ACHIEVE PROFITABILITY

         The Company's natural products business began in September 1998, and commenced Internet sales in February 1999. Accordingly, we have nominal revenues to date and only a limited operating history on which to base an evaluation of our business and prospects. The Company's prospects should therefore be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as online commerce. Such risks for the Company include, but are not limited to, and evolving and unpredictable business model and the management of growth. To address these risks, the Company must, among other things, develop and maintain its customer base, implement and successfully execute its business and marketing strategy, continue to develop and upgrade its technology and transaction-processing systems, improve its Web sites, provide superior customer service and order fulfillment, respond to competitive developments, and attract, retain and motivate qualified personnel. We may not be able to successfully address such risks, or manage our business to achieve or maintain profitability. The failure to do so could have a material adverse effect on the Company's business, prospects, financial condition and results of operations. In addition, our management team faces the challenge of successfully managing our newly acquired subsidiary, HealthSeek.com Corp., and we may acquire additional companies upon completion of this offering. We many not be able to successfully manage HealthSeek.com or any other newly acquired company.

WE HAVE INCURRED NET LOSSES SINCE INCEPTION AND ANTICIPATE SIGNIFICANT FUTURE LOSSES AND NEGATIVE CASH FLOW

         From inception of our e-commerce business in September 1998 through March 31, 1999, we incurred net operating losses of approximately $104,475. As of March 31, 1999, we had a net equity of approximately $37,927. We expect significant operating losses and negative cash flow to continue for the foreseeable future. We anticipate our losses will increase significantly from current levels because we expect to invest heavily in:

         o        brand development, marketing and promotion;

         o        Web site content development;

         o        strategic relationship development and maintenance; and

         o        Web site technology and operating infrastructure development.

         The Company also intends to offer attractive pricing programs, which will reduce its gross margins. Because we anticipate relatively low gross margins, our ability to become profitable given our planned expenses depends on our ability to generate and sustain substantially higher sales. If we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis in the future.

         We base our current and future expense levels on our operating plans and estimates of future revenues. We find sales and operating results difficult to forecast, because they generally depend on the volume and timing of the orders we receive. As a result, we may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfall. A shortfall in revenues will significantly harm our business and operating results. In view of the rapidly evolving nature of our business, proposed and possible future acquisitions and our limited operating history of selling natural products online, we have little experience forecasting our revenues. If we cannot achieve and sustain operating profitability or positive cash flow from operations, we may be unable to meet our working capital requirements without seeking additional financing.

DEPENDENCE ON OFFERING PROCEEDS AND ADDITIONAL CAPITAL NEEDS

         We require substantial working capital to fund our business. The Company does not presently have adequate cash from operations or financing activities to meet either its short-term or long-term capital needs. In addition, the Company has an obligation to repay $50,000 demand note, plus accrued interest to an investor affiliated with Jugal K. Taneja, which will become due and payable upon the closing of a public offering. The Company expects to repay this debt from the proceeds of this offering. See "Use of Proceeds." The Company has not paid its executive officers since inception. The Company is indebted to Stephen M. Watters and Jugal K. Taneja in the aggregate amount of $62,000 as of June 18, 1999. The Company intends to repay these accrued salaries from the proceeds of this offering. If this offering is not successful, the Company expects that it will seek alternative private financing.

         In addition to the repayment of debt and accrued compensation, we expect operating losses and negative cash flow to continue for the foreseeable future. Accordingly, the Company is dependent on and intends to use a substantial portion of the proceeds of this offering to fund its operations and implement its marketing strategies. We anticipate that the net proceeds we receive from this offering will be sufficient to meet our current capital requirements through the next 12 months. Thereafter, if we are not able to generate a positive cash flow, we will likely have to raise additional funds.

         The actual amount and timing of our future capital requirements may differ materially from our estimates. In particular, our estimates may be inaccurate as a result of changes and fluctuations in our revenues, operating costs and development expenses. Our revenues, operating costs and development expenses will be negatively affected by any inability to:

         o effectively and efficiently manage the expansion of our operations;

         o obtain favorable co-branding or Internet marketing agreements with third parties;

         o negotiate favorable contracts with suppliers, including large volume discounts on purchases of natural products; and

         o obtain brand recognition, attract sufficient numbers of customers or increase the volume of our sales of natural products.

         Our revenues and costs also depend upon factors that we cannot control. These factors include changes in technology and regulations, increased competition and factors such as Web integrity, seasonality, and performance by third parties in connection with our operations. Because of these factors, our actual revenues and costs are uncertain and may vary considerably. These variations may significantly affect our future need for capital. Also, if we accelerate the expansion of our operations or complete any acquisitions, we will require more funding sooner than we currently expect. We may be unable to raise funds sufficient for our needs, either on suitable terms or at all. This result would substantially harm the trading price of our common stock and materially harm our business.

OUR MANAGEMENT TEAM IS NEW AND WE NEED ADDITIONAL PERSONNEL

         Our online commerce business began in September 1998 and we launched our first online store in February 1999. The Company is substantially dependent on the efforts of its founders and principal officers who have no proven record of success in the retailing of natural products via the Internet. In addition, our future success depends on our ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial, editorial, merchandising, marketing and customer service personnel. We currently have only 4 employees, including our consultant who operates our HealthSeek.com Web site. Further, our Chief Executive Officer, Jugal K. Taneja, also serves as the President and Chief Executive Officer of Innovative Health Products and, accordingly, plays only a limited role in our management. Following this offering, we expect to add additional personnel to manage the anticipated growth of our operations. However, the e- commerce market is highly competitive, and retaining new personnel could be costly in terms of cash compensation or equity necessary to attract them to the Company, or such personnel may not be available to the Company on any terms. Competition for these individuals is intense and we may be unable to successfully attract, assimilate or retain sufficiently qualified personnel in the future. The Company does not currently carry key man life insurance for any of its founders or principal officers.

OUR COMMON STOCK PRICE IS VOLATILE

         The stock market has experienced extreme price and volume fluctuations, which have particularly affected the market prices of many Internet related companies, and which have often been unrelated to the operating performance of these companies. The trading price of our common stock is likely to be highly volatile and subject to wide fluctuations due to the fact that we are an Internet company, as well as in response to the following factors:

         o announcements of technological innovations, new sales formats or new products or services by us or our competitors;

         o conditions or trends in the Internet and online commerce industries;

         o changes in the economic performance and/or market valuations of other Internet, online service or retail companies;

         o announcements by us of significant acquisitions, strategic partnerships, joint ventures or capital commitments; and

         o general economic conditions and changes or volatility in the financial market.

         These broad market and industry factors may adversely affect the market price of our common stock, regardless of our actual operating performance. In the past, following periods of volatility in the market price of stock, many companies have been the object of securities class action litigation. If we were to be sued in a securities class action, it could result in substantial costs and a diversion of management's attention and resources.

POSSIBLE ADVERSE EFFECT OF "PENNY STOCK" RULES ON LIQUIDITY FOR THE COMPANY'S SECURITIES

         Rule 3a51-1 under the Securities Exchange Act of 1934 categorizes any equity security as a "penny stock" where the equity security has a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that the current price and volume information with respect to transactions in such securities is provided by the exchange or system), subject to certain exceptions including where the issuer has (i) net tangible assets (equal to total assets less tangible assets and liabilities) exceeding $2,000,000 (as demonstrated by financial statements dated less than 15 months prior to the date of the transaction in question) and the issuer has been in continuous operation for at least three years; (ii) tangible net assets of at least $5,000,000, if such issuer had been in continuous operation for less than three years; or (iii) average annual revenue of at least $6,000,000, if such issuer has been in continuous operation for less than three years. Rule 15g-9 under the Exchange Act imposes sales practice requirements of broker-dealers which sell penny stocks to persons other than established customers (as defined in Rule 15g-9) or in other limited circumstances, including requiring the broker-dealer, prior to any transaction in a penny stock, to make a special suitability determination for the purchaser, to receive the purchaser's written agreement to the transaction and to deliver a disclosure statement respecting the penny stock rules.

         The public offering price of the Company's common stock will be sufficiently high such that the common stock will not initially be "penny stock." However, there can be no assurance that, or when, the Company will be able to demonstrate sufficiently that it has net tangible assets exceeding $2,000,000, or that the price of the Company's common stock will remain above $5.00 per share prior to the Company doing so, if at all. Therefore, since the common stock will not initially be registered on a qualified national securities exchange or be reported securities, there can be no assurance that the common stock will qualify for exemption from the penny stock rules. If the Company's securities become subject to the penny stock rules, the ability or willingness of broker-dealers to sell or make a market in the Company's common stock may be adversely affected and the market liquidity of the Company's securities could be adversely affected.

POSSIBLE ILLIQUIDITY OF THE TRADING MARKET

         The Company's common stock is presently quoted on the OTC Electronic Bulletin Board, which is a significantly less liquid market than the Nasdaq SmallCap Market or other stock exchanges. As a result of the common stock being quoted on the OTC Electronic Bulletin Board, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the common stock than if those securities were listed on the Nasdaq SmallCap Market or another stock exchange. We intend to apply for listing of our common stock on the Nasdaq SmallCap Market. However, there can be no assurance that the Company will become able to satisfy the quantitative and other listing requirements for listing on the SmallCap Market or any other stock exchange. Similarly, if our listing application were accepted, there can be no assurance that we would be able to continue to meet the requirements necessary to stay listed.

THE OFFERING PRICE OF OUR STOCK IS ARBITRARY

         Prior to this offering there has been no active trading market for our common stock. There can be no assurances that an active market for our stock will develop or continue after this offering. The offering price of was determined through negotiations between the Company and the underwriter. The offering price may not bear any relationship to the market price for our common stock after this offering. The offering price of the shares does not bear any relationship to assets, earnings, book value, or other criteria of value applicable to the Company. You should not consider the offering price to be and indication of the actual value of our common stock. The price of our stock is subject to change as a result of market conditions and other factors. No assurances can be given that our stock can be resold at the offering price.

WE HAVE NO OBLIGATION TO SPEND THE OFFERING PROCEEDS IN A SPECIFIED MANNER

         Our management will be able to spend most of the proceeds we receive from this offering in ways in which stockholders may not agree. We cannot predict that the proceeds will be invested to yield a favorable return. See "Use of Proceeds."

PAYMENTS TO AFFILIATES

         The Company plans to use approximately $50,000 from the proceeds of the offering to repay a loan to an affiliate of Jugal K. Taneja, the Company's Chairman of the Board and Chief Executive Officer. See "Use of Proceeds."

RISKS ASSOCIATED WITH LACK OF INDEPENDENT DIRECTORS

         As of the date of this prospectus, we have no independent directors. The Company presently intends to undertake to appoint two independent directors following completion of this offering and to purchase director and officer liability insurance. See "Use of Proceeds." In the absence of independent directors, however, none of the ongoing transactions, or past transactions which are now closed, between the Company and its affiliates were approved by independent directors, and until such independent directors are appointed, any future transactions between the

Company and its affiliates will continue to be approved by directors who are also officers of the Company. See "Management - Certain Transactions with Management."

OUR FUTURE OPERATING RESULTS ARE UNPREDICTABLE

         Our revenues and operating results may fluctuate significantly from quarter to quarter due to a number of factors, not all of which are in our control. These factors include:

         o our ability to attract and retain new customers and maintain customer satisfaction;

         o new Web sites, services and products introduced by us or by our competitors;

         o        price competition;

         o decreases in the level of growth, use of, or consumer acceptance of, the Internet and other online services for the purchase of consumer products;

         o our ability to upgrade and develop our systems and infrastructure and attract new personnel in a timely and effective manner;

         o traffic levels on our Web sites and our ability to convert that traffic into customers;

         o technical difficulties or system downtime affecting the Internet or online services, generally, or the operation of our Web sites;

         o the failure of Internet bandwidth to increase significantly over time and/or an increase in the cost to consumers of obtaining or using Internet bandwidth;

         o government regulations related to use of the Internet for commerce or sales and distribution of natural products; and

         o general economic conditions and economic conditions specific to the Internet, online commerce and the software industry.

         We must increase sales of natural products by increasing the number of visitors to our online sites or by increasing the percentage of visitors to our online sites who purchase natural products. We must also increase the number of repeat purchasers of natural products through our online sites and increase revenues from sales to consumer purchasers in absolute dollars and as a percentage of our total net revenues. In addition, we must successfully establish, maintain and enhance our brands, "Dr. Nutriceutical" and "Java Slim". We are implementing strategies we hope will achieve these goals, such as entering into our strategic relationship with IndigoCity.com. We cannot be certain that we can accomplish these objectives, or that our business strategy will be successful.

WE MUST ESTABLISH OUR BRANDS

         A growing number of Internet sites, many of which already have well-established brands, offer products and services that compete with ours. As a result, we believe we must establish, maintain and enhance our Dr. Nutriceutical and Java Slim brands. Our success in promoting and maintaining our brands or any other brand that we may use in the future will depend largely on our ability to provide a high quality online experience supported by dedicated customer service. We cannot assure that we will be able to meet these goals. In addition, to attract and retain online users and to promote and maintain our current brands or future brands, we may need to substantially increase our marketing expenditures to create and maintain strong brand loyalty among our customers. Our business could be adversely affected if our marketing efforts are unproductive or if we cannot increase our brand awareness.

OUR MARKETS ARE HIGHLY COMPETITIVE

         The online commerce market is new, rapidly evolving and intensely competitive. We expect competition to intensify in the future because barriers to entry are minimal, and current and new competitors can launch new Web sites at a relatively low cost. In addition, the natural products industry is intensely competitive. We currently compete primarily with traditional resellers of natural products, other online resellers of natural products and other vendors.

         In the online market, we compete with many online resellers that maintain similar commercial Web sites including MotherNature.com, GreenTree.com, DrugStore.com and PlanetRx.com. We also compete with the growing number of manufacturers that sell their natural products directly online. We anticipate that we may soon compete with other vitamin and nutritional supplement manufacturers and vendors that plan to sell their products directly to customers online in the near future. We also compete with traditional store-based retailers and mail order and/or direct marketers of natural products. Competitive pressures created by any one of these current or future competitors, could have a material adverse affect on our operations.
See "Business - Competition."

WE RELY ON MANUFACTURERS AND DISTRIBUTORS OF NATURAL PRODUCTS

         We are entirely dependent upon the manufacturers and distributors that supply us with natural products for resale, and the availability of these natural products is unpredictable. We also rely on distributors to ship products to our customers. We have limited control over the shipping procedures of our distributors and shipments by these distributors may be subject to delays.

         As is common in the industry, we have no long-term or exclusive arrangements with any manufacturer or distributor that guarantees the availability of any natural products for resale. Although we believe that we can replace our relationship with our current manufacturer and distributors without much difficulty, we might be unable to establish such new relationships.

WE MAY HAVE POTENTIAL CONFLICTS OF INTEREST WITH INNOVATIVE HEALTH PRODUCTS,
INC.

         Substantially all of the Company's sales to date have resulted from the sale of our brand labels, which are manufactured by Innovative Health Products, Inc. We have not entered into an agreement with Innovative Health Products to define the ongoing relationship between the companies. Jugal K. Taneja, our Chairman of the Board and a principal shareholder of the Company, is also a director and principal shareholder of Innovative Health Products. As a result, any future agreement between the Company and Innovative Health may not be deemed the result of arms' length negotiations. Further, although we and Innovative Health Products are engaged in different but related businesses, the companies currently have no policies to govern the pursuit or allocation of corporate opportunities between us in the event they arise. Our business could be adversely affected if Innovative Health Products' interests are pursued over our interests, either in the course of intercompany transactions or where the same corporate opportunities are available to both the Company and Innovative Health Products. See "Business - Warehousing and Fulfillment" and "Management - Certain Transactions."

WE ARE SUBJECT TO RISKS ASSOCIATED WITH DEPENDENCE ON THE INTERNET AND INTERNET INFRASTRUCTURE DEVELOPMENT

         Our success will depend in large part on continued growth in, and the use of, the Internet. There are critical issues concerning the commercial use of the Internet which remain unresolved. The issues concerning the commercial use of the Internet which we expect to affect the development of the market for our products and services include:

         o    security                o    ease of access

         o    reliability             o    quality of service

         o    cost                    o    necessary increases in bandwidth
                                           availability

         The adoption of the Internet for information retrieval and exchange, commerce and communications, particularly by those enterprises that have historically relied upon traditional means of commerce and communications, generally will require that these enterprises accept a new medium for conducting business and exchanging information. These entities likely will accept this new medium only if the Internet provides them with greater efficiency and an improved area of commerce and communication.

         Demand and market acceptance of the Internet are subject to a high level of uncertainty and are dependent on a number of factors, including the growth in consumer access to and acceptance of new interactive technologies, the development of technologies that facilitate interactive communication between organizations and targeted audiences and increases in user bandwidth. If the Internet fails to develop or develops more slowly than we expect as a commercial or business medium, it will adversely affect our business.

WE ARE SUBJECT TO RISKS ASSOCIATED WITH ONLINE COMMERCE SECURITY AND CREDIT CARD FRAUD

         A significant barrier to online commerce and communications is the secure transmission of confidential information over public networks. Our business may be adversely affected if our security measures do not prevent security breaches and we cannot assure that we can prevent all security breaches. To the extent that our activities, or those of third-party contractors, involve the storage and transmission of proprietary information (such as credit card numbers), security breaches could damage our reputation, and expose us to a risk of loss or litigation and possible liability. Under current credit card practices, a merchant is liable for fraudulent credit card transactions where, as is the case with the transactions we process, that a merchant does not obtain a cardholder's signature. Fraudulent use of credit card data in the future could adversely affect our business.

WE RELY ON STRATEGIC MARKETING ALLIANCES

         In an effort to drive traffic to our Web sites, we have entered into a marketing alliance with IndigoCity.com, Inc., a newly-formed Internet media company that offers a branded network of comprehensive information, communication and shopping service for customers.

         Although we hope our strategic marketing alliance with IndigoCity.com will represent a significant distribution channel for our natural products, we cannot assume that this alliance will meet this expectation, particularly because IndigoCity.com is new and it is not certain whether IndigoCity.com will achieve its anticipated positive market presence and growth. Conversely, if IndigoCity.com is successful, termination of our alliance with IndigoCity.com could have a material adverse affect on our business. We are planning to enter into similar marketing alliances with others. The inability to enter into similar alliances with others may also have a material adverse affect on our business.

WE ARE SUBJECT TO RISKS ASSOCIATED WITH ACQUISITIONS

         On March 31, 1999, we completed a transaction whereby we acquired HealthSeek.com and its award winning healthcare community Web site, www.healthseek.com. In connection with this acquisition, we issued 200,000 shares of our common stock, plus $10,000, in exchange for all of the outstanding shares of HealthSeek.com common stock. See "Business - The HealthSeek.com Acquisition."

         We intend to continue to make investments in complementary companies, products or technologies. If we buy a company, we could have difficulty in assimilating that company's personnel and operations. In addition, the key personnel of an acquired company may decide not to work for us. If we make other types of acquisitions, we could have difficulty in assimilating the acquired technology or products into our operations. These difficulties could disrupt our ongoing business, distract our management and employees and increase our expenses. In addition, future acquisitions could have a negative impact on our business, financial condition and results of operations. Furthermore, we may have to incur debt or issue equity securities to pay for any future acquisition, the issuance of which would be dilutive to our existing stockholders.

WE ARE SUBJECT TO CAPACITY CONSTRAINT RISKS; RELIANCE ON INTERNALLY DEVELOPED SYSTEMS AND SYSTEM DEVELOPMENT RISKS

         A key element of our strategy is to generate a high volume of traffic on, and use of, our Web sites. Our revenues depend on the number of customers who use our Web site to purchase natural products. Accordingly, our Web site transaction processing systems and network infrastructure performance, reliability and availability are critical to our operating results. These factors are also critical to our reputation and our ability to attract and retain customers and maintain adequate customer service levels. The volume of goods we sell and the attractiveness of our product and service offerings will decrease if there are any systems interruptions that affect the availability of our Web sites or our ability to fulfill orders. We have experienced periodic systems interruptions, which we believe may continue to occur. We will continually enhance and expand our technology and transaction processing systems, and network infrastructure and other technologies, to accommodate increases in the volume of traffic on our Web sites. See "Use of Proceeds." We may be unsuccessful in these efforts or we may be unable to accurately project the rate or timing of increases in the use of our Web sites. We may also fail to timely expand and upgrade our systems and infrastructure to accommodate these increases.

         In addition, we cannot predict whether additional network capacity will be available from third party suppliers as we need it. Also, our network or our suppliers' network might be unable to timely achieve or maintain a sufficiently high capacity of data transmission to timely process orders, especially if our Web site traffic increases. Our failure to achieve or maintain high capacity data transmission could significantly reduce consumer demand for our services.

WE ARE SUBJECT TO RISK OF SYSTEM FAILURE

         Our success, in particular our ability to successfully receive and fulfill orders and provide high quality customer service, largely depends on the efficient and uninterrupted operation of our computer and communications systems. The Company and our wholly-owned subsidiary HealthSeek.com contract with third parties to host our computer and communications hardware systems and to maintain our critical connection to the Internet.

         Our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, earthquake and similar events. We have no formal disaster recovery plan and carry no business interruption insurance to compensate us for losses that may occur. Furthermore, our security mechanisms or those of our suppliers may not prevent security breaches or service breakdowns. Despite our implementation of security measures, our servers may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. These events could cause interruptions or delays in our business, loss of data or render us unable to accept and fulfill customer orders.

RAPID TECHNOLOGICAL CHANGE MAY ADVERSELY AFFECT US

         To remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of our online stores. The Internet and the online commerce industry are characterized by rapid technological change, changes in user and customer requirements and preferences and frequent product and service introductions. If competitors introduce products and services embodying new technologies or if new industry standards and practices emerge, then our existing Web sites, proprietary technology and systems may become obsolete. Our future success will depend on our ability to do the following:

         o both license and/or internally develop leading technologies useful in our business;

         o        enhance our existing services;

         o develop new services and technology that address the increasingly sophisticated and varied needs of our prospective customers; and

         o respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

         The development of our Web sites and other proprietary technology entails significant technical and business risks. We may use new technologies ineffectively or we may fail to adapt our Web sites, proprietary technology and transaction processing systems to customer requirements or emerging industry standards. If we face material delays in introducing new services, products and enhancements, our customers may forego the use of our products and services and use those of our competitors.

YEAR 2000 RISK MAY ADVERSELY AFFECT OUR COMPANY

         Many existing computer programs use only two digits to identify a year. These programs were designed and developed without addressing the impact of the upcoming change in the century. If not corrected, many computer software applications could fail or create erroneous results by, at or beyond the Year 2000. We have assessed our systems which permit the sale, order, processing and delivery of natural products to our customers to determine Year 2000 compliance. Based on our review and the results of limited testing, we believe our other systems are Year 2000 compliant.

         We also utilize software, computer technology and other services internally developed and provided by third-party vendors that may fail due to the Year 2000 phenomenon. For example, we are dependent on the institutions involved in processing our customers' credit card payments for Internet services. We are also dependent on telecommunications vendors and leased point-of- purchase vendors to maintain network reliability.

         However, known or unknown errors or defects that affect the operation of our systems could result in delay or loss of revenue, interruption of shopping services, cancellation of customer contracts, diversion of development resources, damage to our reputation, costs, and litigation costs, any of which could adversely affect our business, financial condition and results of operation. The expenses associated with our assessment and potential remediation plan cannot be determined. Further, at this time, we do not have enough information to determine the most reasonably likely worst case scenario. Therefore, we do not have a contingency plan in place to handle the most reasonably likely worst case scenario, and we do not intend to create one.

WE MAY NOT SUCCESSFULLY PROTECT OUR PROPRIETARY RIGHTS

         We regard our copyrights, service marks, trademarks, trade dress, trade secrets and similar intellectual property as critical to our success. To protect our proprietary rights, we will rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers, partners and others. We will pursue the registration of our trademarks and service marks in the United States. We have applied for Federal registration of the mark "Java Slim," and after consummation of this offering, we intend to apply for the marks "Nutriceuticals.com" and "Dr. Nutriceutical." We cannot be certain that federal registration of these service marks or any other service mark will issue. In addition, effective trademark, service mark, copyright and trade secret protection may be unavailable in every country in which our products and services are available online. We have not applied to register any mark outside the U.S. or taken any trademark searches to determine whether any of these marks is available for use or registration outside the United States in connection with vitamins and other natural products.

         To date, there have been no interruptions in the Company's business as the result of any claim of infringement. However, no assurance can be given that the Company will not be adversely affected by the assertion of intellectual property rights belonging to others. The effects of such assertions could include requiring the Company to alter or withdraw existing trademarks or products, delaying or preventing the introduction of products, or forcing the Company to pay damages if the products have been introduced.

         The steps we take to protect our proprietary rights may be inadequate, or third parties might infringe or misappropriate our trade secrets, copyrights, trademarks, trade dress and similar proprietary rights. In addition, others could independently develop substantially equivalent intellectual property. We may have to litigate in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and the diversion of our management and technical resources which could harm our business.

WE MAY BECOME SUBJECT TO ADDITIONAL GOVERNMENT REGULATION

         Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. The most recent session of the U.S. Congress resulted in Internet laws regarding children's privacy, copyrights, taxation and the transmission of sexually explicit material. The European Union recently enacted its own privacy regulations. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel, contracts and taxation apply to the Internet. In addition, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business online. The adoption or modification of laws or regulations relating to the Internet could adversely affect our business.

WE MAY BE LIABLE FOR INTERNET CONTENT

         We believe that our future success will depend in part upon our ability to deliver original and compelling descriptive content (information, articles, editorials, etc.) about the products we sell on the Internet and about related healthcare and wellness issues. Accordingly, the Company anticipates that it will become a publisher of online content in the foreseeable future. At such time, we will face potential liability for defamation, negligence, copyright, patent or trademark infringement, or other claims based on the nature and content of materials that we publish or distribute. In the past, plaintiffs have brought such claims and sometimes successfully litigated them against online services. In addition, in the event that we implement a greater level of interconnectivity on our Web sites, we will not and cannot practically screen all of the content our users generate or access, which could expose us to liability with respect to such content. We do not presently carry general liability insurance, and any such insurance obtained in the future may not cover claims of these types or may be inadequate to indemnify us for all liability that may be imposed on us. If we face liability, then our reputation and our business may suffer.

WE MAY BE SUBJECT TO SALES AND OTHER TAXES

         We do not currently collect sales or other similar taxes for physical shipments of goods into states other than Florida. However, one or more local, state or foreign jurisdictions may seek to impose sales tax collection obligations on us and other out of state companies which engage in online commerce. In addition, any new operations in states outside Florida, including operations assumed in connection with the acquisition of HealthSeek.com, could subject our shipments into such states to state sales taxes under current or future laws. If one or more states or any foreign country successfully asserts that we should collect sales or other taxes on the sale of our merchandise, it could adversely affect our business.

MANAGEMENT AND CERTAIN STOCKHOLDERS CAN EXERCISE SIGNIFICANT INFLUENCE OVER NUTRICEUTICALS.COM

         Based upon 5,153,414 shares outstanding as of June 14, 1999, our current directors and executive officers and their respective affiliates will beneficially own, in the aggregate, approximately 57% of our outstanding common stock upon completion of this offering. In particular, Jugal K. Taneja, the Chairman of our Board of Directors, will beneficially hold approximately 18% of our outstanding common stock upon completion of this offering. Stephen M. Watters, our President, will hold approximately 33% of our outstanding common stock upon completion of this offering. Therefore, if these stockholders act together, they will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying, preventing or deterring a change in our control which could adversely affect the market price of our common stock.

FUTURE PUBLIC SALES OF OUR COMMON STOCK COULD ADVERSELY AFFECT OUR STOCK PRICE

         If our stockholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could fall. Such sales might also make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

         Upon completion of this offering, we will have outstanding 6,153,414 shares of common stock. Of these shares, the 1,000,000 shares sold in this offering, together with 311,784 additional shares of our common stock, will be freely tradeable without restriction. The remaining 4,841,630 shares of our common stock are deemed restricted shares and will be eligible for sale within 12 months of this offering.

THE BOOK VALUE OF THE SHARES YOU PURCHASE IN THIS OFFERING WILL BE DILUTED SUBSTANTIALLY

         As of March 31, 1999, the net tangible book value of the common stock was $.01 per share. The pro forma adjusted net tangible book value of the common stock as of March 31, 1999 will be $.68 per share. As a result, if you purchase shares of common stock in this offering, the net tangible book value per share of the common stock you purchase will be diluted by an amount equal to $4.32 per share upon the completion of this offering.

YOU SHOULD NOT RELY ON FORWARD-LOOKING STATEMENTS IN THIS PROSPECTUS

         This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions to identify such forward-looking statements. This prospectus also contains forward- looking statements attributed to certain third parties relating to their estimates regarding the growth of certain electronic-commerce, natural products markets and spending. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward- looking statements for many reasons, including the risks faced by us described above and elsewhere in this prospectus.

                                 USE OF PROCEEDS

         We estimate that we will receive net proceeds of approximately $8,742,051 from our sale of the 1,000,000 shares of common stock offered by us with this prospectus based on an assumed offering price of $10.00 per share (approximately $10,074,051 if the underwriter fully exercises its over-allotment option). This estimate is after deducting estimated underwriting discounts and commissions and other fees and expenses payable by us.

         We intend to use approximately $5 million of the net proceeds to fund our operations and our marketing strategies designed to build our customer base through increased recognition of our brand names and increased traffic to our Web sites. We also anticipate expending approximately $500,000 for development of our Web site infrastructures, $1 million for the employment of current and additional personnel (including $62,000 for the payment of accrued compensation to our executive officers), $100,000 for acquisition of office and warehouse facilities, $50,000 for the repayment of a debt to an affiliate, $5,000 for the registration of service marks, and $65,000 for the purchase of director and officer liability insurance. We have no specific plans for use of the remaining proceeds and expect to use such proceeds for general corporate purposes, including working capital and to fund anticipated operating losses and capital expenditures, and potential acquisitions. In this regard, the Company may, when the opportunity arises, use an unspecified portion of the net proceeds to acquire or invest in complementary businesses, products and technologies. However, the Company has no present understandings, commitments or agreements with respect to any material acquisition or investment. Until we use the net proceeds for a particular purpose, we will invest them in short-term interest bearing securities.

                                 DIVIDEND POLICY

         We have never declared or paid any cash dividends. We currently expect to retain future earnings, if any, to finance the growth and development of our business.

                           PRICE RANGE OF COMMON STOCK

         Our common stock is quoted on the OTC Electronic Bulletin Board and is traded under the symbol "JCOM." We intend to apply to have our stock approved for listing on the Nasdaq SmallCap Market.

         From 1997 through March 1999, before we commenced our e-commerce business, there was no active trading market for our common stock. From April 1999 to June 18, 1999, there were a total of 10 trades reported for our common stock on the OTC Electronic Bulletin Board. During such period, the high ask and low bid information as reported ranged from $26.00 per share to $4.00 per share. On June 18, 1999, the last reported sale price of the common stock on the OTC Electronic Bulletin Board was $4.00 per share. Due to the limited trading in our common stock, the Company believes that such trading prices are not indicative of a true market price for our shares.

         As of June 14, 1999, there were approximately 546 shareholders of record of the common stock.

               SELECTED CONSOLIDATED AND PRO FORMA FINANCIAL DATA

         The following selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The consolidated statement of operations data for the years ended March 31, 1998 and 1999 and the consolidated balance sheet data as of March 31, 1998 and 1999 are derived from our Consolidated Financial Statements which have been audited by Kirkland, Russ, Murphy & Tapp, independent auditors, and are included elsewhere in this prospectus, and are qualified by reference to such Consolidated Financial Statements and the Notes thereto. The historical results are not necessarily indicative of future results.

         The unaudited selected consolidated pro forma financial data of Nutriceuticals.com and HealthSeek.com is derived from the unaudited consolidated pro forma financial statements of Nutriceuticals.com and HealthSeek.com and should be read in conjunction with such pro forma statements and notes thereto which are included elsewhere in this prospectus. For pro forma purposes, Nutriceutical's historical consolidated statement of operations data for the year ended March 31, 1999 have been combined with HealthSeek.com's historical consolidated statements of operations data for the year ended December 31, 1998.

         The consolidated pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the HealthSeek.com acquisition had been in effect during the periods presented, nor is it necessarily indicative of future operating results or financial position.

                    CONSOLIDATED AND PRO FORMA FINANCIAL DATA

                                                                          YEAR ENDED MARCH  31
                                                               -----------------------------------------------
                                                                1998 (1)      1999 (2)      1999 PRO FORMA (3)
                                                               ---------    -----------     ------------------
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Net revenues ................................................. $   7,019   $    37,118      $    37,118
Gross profit .................................................    (9,741)       22,622           22,622
Operating expenses:
     Research and development ................................      --            --               --
     Sales and marketing .....................................      --          54,402           54,402
     General and administrative ..............................    26,839        78,391          380,303
                                                               ---------   -----------      -----------
         Loss from operations ................................   (36,215)     (110,171)        (412,083)
Other income .................................................    32,215         1,761            1,761
Net loss ..................................................... $  (4,365)  $  (108,410)     $  (410,322)
                                                               =========   ===========      ===========
Basic and diluted net loss per share .........................      (.01)  $      (.04)     $      N/A
                                                                                            ===========
Pro forma basic and diluted net loss per share ...............       N/A   $       N/A      $      (.08)
                                                               =========   ===========      ===========
Basic and diluted weighted average common shares outstanding .   351,028     2,744,460        5,351,028

                                                                               AS OF MARCH  31
                                                                   -----------------------------------------
                                                                                                 1999
                                                                     1998       1999       AS ADJUSTED(3)(4)
                                                                   --------   --------     -----------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents ....................................     $  8,274     $ 56,986       $8,785,986
Working capital ..............................................       (8,663)      87,738        8,816,738
Total assets .................................................        8,274      135,618        8,864,618
Long-term obligations, net of current portion ................         --           --               --
Stockholders' equity .........................................       (8,663)      37,927        8,766,927

---------------
(1) The March 31, 1998 financial data has been reclassified from the liquidation basis of accounting to conform with the 1999 presentation.

(2) Includes predecessor from April 1, 1998 to September 7, 1998 (prior to merger) and Nutriceuticals from September 8, 1998 (inception) to March 31, 1999. See the "Consolidated Financial Statements and Notes thereto, included elsewhere herein.

(3) The pro forma 1999 consolidated statement of operations data gives effect to certain consulting and employment agreements entered into on March 31, 1999 and April 1, 1999, respectively, as well as the HealthSeek.com acquisition. See "Business -- The HealthSeek.com Acquisition" and "Management -- Employment Agreement". See also, the Unaudited Consolidated Pro Forma Financial Information and Notes thereto included elsewhere herein.

(4) The as adjusted data gives effect to the sale of the common stock offered hereby as of March 31, 1999, after deduction of the estimated offering expenses and the underwriters' discount.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

         Effective March 31, 1997, we adopted a plan of liquidation by which we sold our major product line and subsequently disposed of all our operating assets by March 31, 1998. Effective March 1999, we acquired all of the outstanding common stock of Nutriceuticals.com Corporation, a Florida corporation, which was organized in September 1998. We merged with Nutriceuticals of Florida and changed our name to Nutriceuticals.com Corporation.

         We have had revenues of $37,118 since the inception of our e-commerce business September 1998 and expenses of $128,858, as of March 31, 1999.

FINANCIAL POSITION, LIQUIDITY AND CAPITAL RESOURCES

         Our cash and cash equivalents at September 30, 1998 and March 31, 1998 were $4,714 and $8,274, respectively. The change was minimal due to the Company's liquidation status during the period. On March 15, 1999, we acquired in a merger all of the outstanding common stock of Nutriceuticals.com Corporation, a Florida corporation. Nutriceuticals of Florida had an initial capitalization of approximately $130,000, which funded the Company's operations from inception through May 1999. In May, 1999 we borrowed $50,000 for working capital from an affiliate of Jugal K. Taneja. The $50,000 note bears an annual interest rate of prime plus one and is due and payable upon the completion of this offering or December 31, 1999, which ever occurs earlier.

         We estimate that we will need the proceeds of this offering for on-going Web site development, marketing, promotions, and for general working capital purposes over the next 12 months, including the Company's plans to hire additional full-time management personnel and acquire new office space.

         We made need additional capital in the future. Future equity investments in Nutriceuticals.com may have a dilutive effect on the percentage ownership of the Company's present shareholders. There can be no assurances that future capital will become available when needed, or at all. In the event that Nutriceuticals.com is not able to obtain the needed funds in the future, we may not be able to continue operations or put its business plan into full effect.

                                    BUSINESS
COMPANY HISTORY

         The Company was founded in 1993 under the name NuMED Surgical, Inc. to engage in the research, development and distribution of medical instruments and surgical supplies to the health care market. We were created when NuMED Home Health Care, Inc., a publicly held company, spun off to its stockholders all of the assets and liabilities of its surgical/medical products division, and the assets and liabilities of a wholly-owned subsidiary, NuMED Technologies, Inc. Prior to the spin off, we had no operations or business other than as a division or wholly-owned subsidiary of NuMED Home Health Care. In connection with the spin off, our common stock was registered on SEC Form 10-SB, under Section 12(g) of the Securities Exchange Act of 1934.

          On March 31, 1997 we adopted a plan of liquidation, sold our major product line and disposed of all our operating assets by March 31, 1998. On March 15, 1999, we acquired in a merger all of the outstanding common stock of Nutriceuticals.com Corporation, a Florida corporation. Nutriceuticals of Florida was organized in September 1998 to engage in the online retailing of natural products over the Internet. After we acquired Nutriceuticals of Florida, we changed our corporate name to Nutriceuticals.com Corporation.

         On March 31, 1999, we acquired HealthSeek.com Corp. HealthSeek.com was founded in 1995 to provide Web-based healthcare content and related information to healthcare professionals, medical patients, and consumers. With the acquisition of HealthSeek.com, the Company has become a provider of information ("content") over the Internet, and we have acquired a community of Internet users, in addition to conducting e-commerce transactions in the natural products industry via our Web stores. Nutriceuticals.com and our wholly-owned subsidiary HealthSeek.com may be considered development stage companies, as revenues to date for each have been nominal.

OVERVIEW

         Nutriceuticals.com is an innovative online retailer of natural products. Our objective is that our Web stores, www.nutriceuticals.com and www.javaslim.com, with the aid of our Web community at www.healthseek.com, become well-known and widely-used Web sites for the purchase of natural products and the provision of healthcare information. We believe we can provide consumers with superior value because we offer a select line of high quality natural products as well as the convenience of shopping from home or office, twenty-four-hours-a-day, seven-days-a-week.

         The Company's business strategy is to offer, through our online stores www.nutriceuticals.com and www.javaslim.com, a select line of natural products, a convenient shopping experience and competitive prices. The Company is implementing this strategy by offering:

         o a select line of brand name, high quality natural products online, including the Company's own "Dr. Nutriceutical" and "Java Slim" product lines;

         o the convenience of shopping from the home or the office, twenty-four-hours-a- day, seven-days-a-week; and

         o        discount prices.

         We believe that the Internet is an ideal medium to sell natural products for several reasons:

         o according to Cyber Dialogue, over 17 million U.S. adults searched for health information on the Internet for the year ended July 1998, and this number is estimated to nearly double in the next two years;

         o according to Hambrecht & Quist, LLC's industry report dated January 8, 1999, the e-commerce market for vitamins and other nutraceuticals is estimated to exceed $12 billion annually by the year 2001; and

         o a potentially large and attractive customer base for the Internet healthcare market, made up of wealthier, more educated, and slightly more experienced Internet users than the average adult online user.

INDUSTRY BACKGROUND

         GROWTH OF THE INTERNET AND ONLINE COMMERCE

         The Web and commercial online services such as America Online allow millions of people to share information and conduct business electronically. International Data Corporation estimates that the total value of goods and services purchased over the Web will increase from approximately $32.4 billion in 1998 to approximately $425.7 billion by 2002. A number of factors contribute to the growth of the Internet and its increased commercial use, including:

         o large and growing numbers of personal computers in the home and workplace;

         o        improvements in network infrastructure and bandwidth;

         o        easier and cheaper access to the Internet;

         o        increased awareness of the Internet among consumers; and

         o the rapidly expanding availability of online content and commerce which increases the value to users of being connected to the Internet.

         According to International Data Corporation, the number of Web users worldwide will increase from approximately 97.3 million at the end of 1998 to approximately 319.8 million by the end of 2002. International Data Corporation further estimates that the percentage of Web users buying goods and services on the Internet will increase from approximately 28% at the end of 1998 to approximately 40% by the end of 2002.

TRADITIONAL NATURAL PRODUCTS INDUSTRY

         According to industry studies, the retail market for vitamins and nutritional supplements has grown from only $3.5 billion in 1991 to an estimated $8 billion in 1997. Currently growing at an annual rate of 15.0%, industry sales, at retail, are expected to exceed $12 billion annually by 2001. This growth has resulted from increased national interest in preventive health alternatives, favorable consumer attitude shifts toward natural health care, an increased consumer bias towards self-care in response to rising health care costs, and a rapidly growing segment of the population over 40 years old that is concerned with aging and disease. Additionally, through mainstream media, the public has become increasingly aware of the positive impact of vitamins and other nutritional supplements on health. Recent estimates indicate that approximately 40% of the U.S. population use nutritional supplements in some form.

         Currently, most industry sales are transacted through traditional retail stores and mail order catalogs. However, these channels are inherently limited by their narrow product selections, lack of convenience and inability to provide high value-added customer and product-specific information in a private, interactive environment. We believe that such limitations present the Company with a significant opportunity to resell natural products through a new, more robust mode of distribution. This new mode of distribution is the Internet.

THE NUTRICEUTICALS.COM SOLUTION

         Nutriceuticals.com is a recently formed, innovative, Internet-based electronic retailer specializing in the sale of select line of popular nutritional supplements and natural products at discounted prices. Through our Web stores, www.nutriceuticals.com, and www.javaslim.com, we offer a solution to many of the inefficiencies inherent in the traditional natural products reselling model. Key components of our solution include:

         SELECTION

         Through a search and retrieval interface, we currently offer a select line of brand name, high quality vitamins and other natural products through our online store at www.nutriceuticals.com. In addition we offer a similar selection of diet-related products through our www.javaslim.com store. In addition, consumers can request products not specifically offered in the index of products on our online stores. While we presently offer only a select line of popular natural products (approximately 300 products under 10 brand names), our Web stores are not limited by the shelf space or storage capacity of a traditional bricks and mortar stores. In contrast, we have the ability to offer an extensive breadth of selection that would be economically impractical to stock in a physical store or to include in a mail-order catalog. We may extend our product offerings in the future, however there can be no assurances that the Company will extend the line of natural products offered at any of its Web stores. For the foreseeable future, the Company intends to maintain its select but full line of natural products. However, we can, and presently do, fulfill customer's special orders for products not specifically offered at our Web stores. See "Business - Products."

         ONLINE STORE ECONOMICS

         As an online retailer, we enjoy meaningful structural economic advantages relative to traditional retailers. As a result of our online business model, we eliminate investment in expensive retail real estate and related expenses, and we reduce personnel requirements. In addition, the Company believes that through our method of online selling we will be able to target customers for particular product offerings, and because we order most products based on actual customer demand, returns of products to manufacturers and wholesalers will be significantly below industry norms.

         CUSTOMER CONVENIENCE

         Beyond the benefits of selection, purchasing natural products from us is more convenient than shopping in a physical store because our store is open 24 hours a day and shopping does not require a trip to a store. Products can be shipped directly to the customer's home or office. The Company believes that customers may buy more natural products because they have more hours to shop, can act immediately on a purchase impulse and can locate products that are hard to find. Because our store has unlimited reach, it can deliver a wide selection of natural products to customers in rural or other locations that cannot support a large-scale physical vitamin and natural products store.

         CUSTOMER SERVICE

         The Company maintains a toll-free 800 telephone line to facilitate customers' transactions. In addition, we send an electronic confirmation to our customers after an order has been placed. The Company also offers consumers an opportunity to submit questions regarding the Company's products or nutrition in general, and customers are encouraged to provide their e-mail addresses.

         COMPELLING CONTENT

         Through the recent acquisition of our wholly-owned subsidiary HealthSeek.com and its Web community at www.healthseek.com, the Company now delivers relevant, informative, entertaining, and high quality healthcare information that ranges from clinical information to other health-related topics such as wellness, fitness, and diet. By providing high quality content (information) at our HealthSeek Web site, the Company hopes to provide consumers with an inviting and familiar experience that will encourage them to return to the HealthSeek Web site, interact with other visitors of the site, visit our Web stores at www.nutriceuticals.com and www.javaslim.com, and ultimately result in loyalty and frequent repeat visits to our Web sites in the future.

STRATEGY

         The Company's objective is to be a leading online retailer of natural products. The Company plans to attain this goal through the following key strategies:

         CREATE CUSTOMER LOYALTY

         The Company's goal is to be a source for natural products by delivering to its customers the benefits of online commerce. We strive to offer our customers compelling value through select line of natural products, customer service, and competitive pricing. In addition, the Company seeks to offer its customers a high-quality shopping experience through informative and entertaining content at its HealthSeek.com Web site, as well as simple and efficient navigation and search capabilities at its online stores.

         CREATE BRAND RECOGNITION AND GENERATE TRAFFIC TO OUR WEB SITES

         Our www.nutriceuticals.com Web site was launched in mid-February 1999, and our www.javaslim.com Web store opened in June 1999. In order to be a successful reseller of natural products, we must build awareness of our Web sites to attract and expand our Internet customer base. We intend to promote, advertise and increase recognition of our Web stores and our brand names, "Dr. Nutriceutical" and "Java Slim," through a variety of marketing and promotional techniques, including:

         o        co-marketing agreements with major online sites and services;

         o        online content and ease of use of our Web sites;

         o        enhanced customer service and technical support;

         o advertising on radio, television, leading web sites and other traditional media;

         o        conducting an ongoing public relations campaign; and

         o        developing other business alliances and partnerships.

         DEVELOP STRATEGIC RELATIONSHIPS

         We believe that developing strategic relationships with a diverse set of partners, including on-line portals, broad band access providers and on-line content providers, is critical to our success because such strategic marketing alliances may enhance our brand recognition, increase customer sales and expand our online visibility. As a result, we intend to enter into relationships with Internet access providers, search engines and other high traffic Web sites. See "Business Marketing and Sales."
                                       27

         MAINTAIN TECHNOLOGY FOCUS AND EXPERTISE

         A state of the art, interactive commerce platform is necessary to enhance the services we offer and to expand the benefits of online reselling of natural products. We also intend to upgrade our technology platform to further enhance our customer interaction and support systems which we believe offer us a competitive advantage. We will continue to expend substantial efforts to develop, purchase, license and make technological advancements to our Web sites and our transaction processing systems to enhance our availability, reliability and site up-time, and to improve the efficiency of our fulfillment activities. See "Use of Proceeds."

         LEVERAGE SUPERIOR ECONOMIC MODEL; FOCUS ON ONLINE ENVIRONMENT

         We believe we have inherent economic advantages relative to natural product retailers operating through stores or catalogs because we are not burdened with the personnel costs or overhead of operating a physical store or the costs and limitations of selling through printed catalogs. We can also effectively target potential natural product customers because the demographics of Internet users overlap one-to-one with the demographics of potential natural products purchasers. Leveraging our online model will allow us to achieve cost and margin advantages compared to traditional natural products resellers.

         ATTRACT AND RETAIN EXCEPTIONAL EMPLOYEES

         Talented employees, management and directors provide significant advantages in the rapidly evolving electronic commerce market. We intend to devote substantial efforts to building a talented employee base. See "Use of Proceeds."

         ONLINE COMMUNITY

          If successful, the content-based Web site of the Company's subsidiary HealthSeek.com will provide the Company with a critical mass of loyal and frequent users. In additon, the HealthSeek.com Web site facilitates interaction between customers through postings on its message board. The development of a vibrant online community of frequent HealthSeek.com users may potentially facilitate the Company's e-commerce business, by providing links to the Company's online stores. Presently, HealthSeek.com's Web site contains a banner directing potential customers to the Nutriceuticals.com Web site.

          The development of an online community of users may also enable the Company to expand into additional revenue areas including (i) advertising, (ii) sponsorship, and (iii) value-added services offerings such as hospital information access (e.g. lab results), answering services, transcription, and staffing services. There can be no assurance that the Company will develop a large and loyal community through its HealthSeek.com Web site, or that if such a community develops, that the Company will be able to successfully capitalize on any additional revenue opportunities that the existence of such a community may present.
                                       28

         COLLABORATIVE FILTERING

         With a portion of the proceeds of this offering, we presently intend to further develop our online stores with the addition of a collaborative filtering service for our customers. Such collaborative filtering software will function as an expert reviewer that accumulates information about customers and helps them to find products they may like based on their preferences. It will match these preferences by drawing from a pool of products chosen by other Nutriceuticals.com customers who share similar interests and tastes.

OUR ONLINE STORES

          Customers enter our online stores at www.nutriceuticals.com and www.javaslim.com. Our Nutriceuticals store opened in February 1999, and our Java Slim store was launched in June 1999. The Company's goal is to make the shopping process as easy as possible for customers through our simple, intuitive and easy to use online stores. Users accessing our Web stores will generally fall into one of two categories: individuals who know what products they want to buy and seek to purchase it immediately in a highly convenient manner, or individuals who will browse the stores, seeking an entertaining and informative shopping experience. We designed our online stores to satisfy both types of users in a simple, intuitive fashion.

         Presently, customers who use our online stores can:

         o conduct targeted searches through an index of selected natural products;

         o        browse among featured products and special offerings;

         o        obtain a confirmation of their orders; and

         o access our customer support representatives by telephone and fax during regular business hours, and by e-mail twenty-four-hours-a-day, seven-days-a-week.

         We expect to further improve our online stores to include, product reviews, greater interactivity, and product presentations that we design based on customer preferences.

         Shoppers purchase products by simply clicking on a button to add products to their virtual shopping baskets. Just as in a physical store, customers can add and subtract products from their shopping baskets as they browse prior to making a final purchase decision. To execute orders, customers click on the buy button. A message on the screen prompts customers to supply shipping and, in the case of consumers, credit card details, either by e-mail or by telephone. All customer information is stored on our secure server. Our system automatically confirms each order by e-mail to the customer after the customer places the order, and advises customers by e-mail after the product is shipped. We provide customer service and support, answer general questions and make available product information by telephone, fax and e-mail. We do not currently charge our customers for service and support services.

PRODUCTS

         We currently offer at our Web stores approximately 300 high-quality natural products packaged under 10 brand names, including our own two brands, "Dr. Nutriceutical" and "Java Slim." Substantially all of the Company's sales to date have come from the sale of our brand label products, of which approximately 50 % of such sales have been derived from the sale of the Company's Java Slim weight loss coffee. Our select product line, however, includes a full range of widely used vitamins and supplements and other natural products. Due to the efficiencies related to online inventory, we have the ability to, and may in the future, offer a broader selection of natural products, including hard to find and specialty products which may not be available in traditional vitamin stores.

         We do not carry significant inventory and we rely on manufacturers and distributors of natural products to fulfill our customers' orders. When a customer places an order, we promptly transmit the order information to a vendor and distributor for processing and rapid shipment to our customers. This allows us to offer a potentially unlimited and evolving selection of products, while avoiding the high costs and capital requirements associated with owning and warehousing product inventory.

         At present, a single manufacturer of natural products, Innovative Health Products, an affiliated company, supplies us with (i) all of the products we sell under our brand labels, (ii) 30% of the products offered at our Web stores, and (iii) over 95% of the products we have sold since the opening of our first online store in mid-February 1999. See "Business - Warehousing and Fulfillment, and "Management - Certain Transactions." We have no formal agreement with Innovative Health Products to continue to fulfill our customers' orders.

         In the event a customer desires to purchase products which we cannot fulfill through Innovative Health Products, the Company has entered into an agreement with an unaffiliated distributor of natural products for the fulfillment and distribution of such orders. Although we believe that we can replace our relationship with Innovative Health Products without much difficulty, if this relationship terminates we cannot be assured that we will be able to establish new relationships with other vendors.

MARKETING AND SALES

         STRATEGIC RELATIONSHIPS

         We intend to pursue strategic relationships to expand our online presence, increase our access to online customers and build our brand recognition. See "Use of Proceeds." In pursuing these relationships, we seek to be the exclusive or semi-exclusive reseller of natural products on key screens of major Web sites. To date, we have entered into one such strategic alliance.

         In April 1999, we entered into a non-exclusive agreement with IndigoCity.com, Inc., a newly formed Internet media company that offers a branded network of comprehensive information, communication and shopping service for customers. IndigoCity.com's Web page is currently located at www.indigocity.com. IndigoCity.com's Web site was launched in June 1999.

         Under our agreement with IndigoCity.com, we must pay a monthly hosting fee to IndigoCity.com. In addition, we must distribute 50% of gross margin for our products that are sold as a result of our strategic alliance with IndigoCity.com. Generally, "gross margins" shall be equal to gross revenue from such sales, less cost of product and cost of shipping. In addition, IndigoCity.com has the following responsibilities to us under our marketing alliance:

         o incorporate the Nutriceuticals.com Web site contents into feature sections and spotlight articles on the IndigoCity.com Web site;

         o build an IndigoCity.com banner and/or logo that we will place on the home page of our Web site, that will allow visitors that come from IndigoCity.com's Web site to return; and

         o use its best efforts to cross promote our products and services on an ongoing basis.

         We must provide IndigoCity.com with our Web site, and valuable health-related content in the form of products, services, articles and reviews. Accordingly, we must purchase health- related content for our www.nutriceuticals.com Web site. See "Use of Proceeds."

         TRADITIONAL ADVERTISING

         In March, 1999, we began to promote our online store through a proactive advertising program. This program initially targeted potential customers through radio broadcasts. We intend to expand our advertising programs to national media outlets such as magazines and newspapers. We may eventually advertise on television. We believe an expanded advertising program will facilitate the growth of our brand, increase the reach of our name recognition and direct new customers to our online stores.

         ONLINE ADVERTISING

         In addition to strategic agreements and traditional advertising, we intend to use many online sales and marketing techniques to increase brand recognition and direct traffic to our online stores. These include purchasing banner advertising on search engine Web sites and Internet directories and direct links from healthcare home pages. See "Use of Proceeds."

         We can display banner advertisements for certain periods of time or when a user searches for information relating to certain keywords (such as "vitamins") and programs, as well as the names of vendors. We plan to establish direct links with the Web sites for certain vendors. These links allow a potential customer visiting that vendor's Web site to automatically link to our order form and purchase our products. In order to display banner advertisements on our Web sites, we will need to upgrade our Web site platforms. See "Use of Proceeds."

         DIRECT MARKETING

         We believe that the demographics of Internet users overlap one-to-one with the demographics of potential of natural products purchasers and that the Internet provides additional opportunities for direct marketing to the Company's customers through a variety of mechanisms. We may use direct marketing techniques to target new and existing customers with customized offers such as an e-mail newsletter that includes purchase recommendations based on demonstrated customer preferences or prior purchases. In order to engage in such direct marketing opportunities, we will need to upgrade our Web site platform technology. See "Use of Proceeds."

         AFFILIATES PROGRAM

         We intend to expand our market presence by allowing affiliate Web sites to offer natural products to their audience for which we provide fulfillment. The affiliate embeds a hyperlink to our site, together with software recommended for that affiliate's targeted customers base. This hyperlink automatically connects the customer to our online store where the affiliate's customer may place an order. The affiliate can offer enhanced services and recommendations, while avoiding ordering and fulfillment costs. Under these short term arrangements, we would be required to pay the affiliate a percentage of the sales they generate. Generally, these agreements can be terminated with limited notice. To capitalize on affiliate programs, we presently intend to make the necessary enhancements to our Web site platform technology. See "Use of Proceeds."

CUSTOMER SERVICE AND SUPPORT

         We believe that we can establish and maintain long-term relationships with our customers and encourage repeat visits and purchases if, among other things, we have good customer support and service. We currently offer online information regarding our products and nutrition in general. We answer customer questions about the ordering process, and investigate the status of orders, shipments and payments. A customer can access our staff by fax or e-mail by following prompts located on our Web sites, or by calling our toll free telephone line. Customers who do not wish to enter their credit card numbers through one of our Web sites also may use the toll free line for purchases. We may eventually increase the level of, and outsource, our customer support and services through a provider of customer support services. See "Use of Proceeds."

WAREHOUSING AND FULFILLMENT

         Electronically ordered products often are shipped within hours of our receipt of a customer's order. We currently fulfill substantially all of our orders from a single vendor, Innovative Health Products, an affiliated company. We carry minimal inventory and rely to a large extent on fulfillment of our customers' orders from Innovative Health Products, which carries a broad selection of natural products. We have no formal agreement with Innovative Health Products. See "Management - Certain Transactions." For the fulfillment of orders that cannot be filled by Innovative Health Products, we have a written agreement with an unaffiliated supplier and distributor of natural products. See "Risk Factors - Reliance on Certain Suppliers," and "Business - Products."

TECHNOLOGY AND SECURITY

         We contract with a Web site provider that specializes in providing scaleable business solutions to high volume Internet sites for mission critical Internet connectivity. We contracted with the provider to deliver a secure platform for server hosting with uninterruptible power supply and back up generators, fire suppression, raised floors, heating ventilation and air-conditioning, separate cooling zones, operations twenty-four-hours-a-day, seven-days-a-week.

         Notwithstanding these precautions, we cannot assure that the security mechanisms used by us, our suppliers or our Internet provider will prevent security breaches or service breakdowns. Despite the network security measures we have implemented, our servers may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. Such a description could lead to interruptions or delays in our service, loss of data, or our inability to accept and fulfill customer orders. Any of these events would materially hurt our business, results of operations and financial condition.

         To be a successful online retailer, we must maintain the integrity of information, particularly the security of information such as credit card numbers. We believe that our existing security systems are at least as secure as those used for traditional transactions (i.e., in store or mail order purchases). We also believe that we have a comprehensive security strategy. Our system automatically monitors each purchase, confirms each order by e-mail to the customer after the customer places the order and advises customers by e-mail after physical shipment of an order.

         The Company is greatly aware of the importance of securing and utilizing the most sophisticated information technology solutions available on the market. Toward that goal, we will explore new and innovative solutions that can improve the reliability, efficiency and scalability of our Web sites. As we intend to create a highly enjoyable and secure shopping experience for our customers, committed to achieving and maintaining technological leadership in the e-commerce industry. See "Use of Proceeds."

THE HEALTHSEEK.COM ACQUISITION

         On March 31, 1999, we completed the acquisition of HealthSeek.com Corp., and its popular and award winning healthcare content and community site, www.healthseek.com. HealthSeek.com is frequented daily by hundreds of care giving professionals, medical patients, and consumers. The site offers a rich set of features and important resources, as well as monthly "spotlighted" Web sites and client offerings, to make each user experience pleasant, informative and fun. The acquisition of HealthSeek.com is intended to provide content and community and generate traffic to the Company's online stores. The following is a summary of certain aspects of the acquisition agreement and is qualified in its entirety by reference to the Agreement and Plan of Reorganization dated as of March 31, 1999. In connection with this acquisition, we have issued 200,000 shares of our Nutriceuticals.com common stock to HealthSeek.com's sole shareholder in exchange for all of the outstanding shares of HealthSeek.com common stock. Also pursuant to the purchase agreement with HealthSeek.com, the Company entered into a consulting arrangement with the sole shareholder of HealthSeek.com to maintain and operate the HealthSeek.com Web site. Under the terms of the consulting agreement, our consultant received an initial $10,000 payment, and he will receive an additional $40,000 annual salary for the current year, and for every year in which the consulting agreement is renewed by the Company.

COMPETITION

         The online commerce market is new, rapidly evolving and intensely competitive. We expect competition to intensify in the future because barriers to entry are minimal, and current and new competitors can launch new Web sites at relatively low cost. In addition, the natural products reselling industry is intensely competitive. We currently compete primarily with traditional resellers, other online resellers and other vendors of natural products, such as MotherNature.com, GreenTree.com, DrugStore.com and PlanetRx.com. We also compete with:

         o mail order and/or direct marketers of vitamin and nutritional supplements products including cataloguers such as Vitamin Shoppe and Vitamin Discount Connection; and with manufacturers such as Twin Labs, Natrol, and Nature's Way; and

         o major store-based retailers of vitamin and nutritional supplements and other related products, such as GNC, Walgreens, Eckard, and Walmart.

Further, these traditional store-based retailers and mail order and/or direct marketers of natural products have established or may soon establish, commercial Web sites offering vitamins, nutritional supplements, and other natural products.

         Unlike other well-publicized product categories such as online book or compact disc retailing, there is no current market leader in the online provision of natural products to consumers. Our immediate goal is to position ourselves as a leading online natural products retailer. To that end, the Company believes that its early entry into the online natural products market will enable it to establish critical competitive advantages over future competitors. Management believes that such competitive advantages include the:

         o        establishment of a recognizable brand;

         o        development of online marketing and media relationships;

         o        acquisition of exclusive advertising space;

         o        creation and development of a powerful Affiliate Program;

         o development of important relationships with manufacturers, distributors, and content providers; and most importantly

         o        acquisition of customers.

         There are substantial barriers to entry in the nutritional supplement industry that have prohibited the development of a major online leader to date. Unlike the more mature book and compact disc industries, which have established fulfillment mechanisms to "drop-ship" product, the natural products manufacturing and distribution industries are highly fragmented and relatively inefficient. As a result, natural product resellers must address numerous, and significant, order fulfillment challenges.

         Although the Company has direct competition from several small online merchants, there is no established leader that has been able to capture significant market share to date. A number of indirect online commerce competitors who may potentially compete in this market include GreenTree.com and MotherNature.com.

         Competitive pressures created by any one of these current or future competitors, or by our competitors collectively, could materially hurt our business. We believe that the principal competitive factors in our market are:

         o     brand recognition       o    speed and accessibility

         o     selection               o    customer service

         o     convenience             o    quality of site content

         o     price                   o    reliability and speed of fulfillment

         Many of our current and potential competitors have longer operating histories and larger customer bases than we do. In addition, many of our current and potential competitors have greater brand recognition and significantly greater financial, marketing and other resources than we do. In addition, as more people use the Internet and other online services, larger, well established and well financed entities may:

         o        acquire online competitors or suppliers;

         o        invest in online competitors or suppliers; or

         o        form joint ventures with online competitors or suppliers.

         Certain of our actual or potential competitors, such as MotherNature.com, DrugStore.com, GreenTree.com and PlanetRx.com, may be able to:

         o        secure merchandise from vendors on more favorable terms;

         o devote greater resources to marketing and promotional campaigns;

         o adopt more aggressive pricing or inventory availability policies; and

         o devote substantially more resources to Web site and systems development than we do.

         In addition, new technologies and expansion of existing technologies, such as price comparison programs that select specific titles from a variety of Web sites, may direct customers
                                       35
to online resellers which compete with us and may increase competition. Increased competition may reduce our operating margins, as well as cause a loss to both our market share and brand recognition. Further, to strategically respond to changes in the competitive environment, we may sometimes make pricing, service or marketing decisions or acquisitions that could materially hurt our business. In addition, companies controlling access to Internet transactions through network access or Web browsers could promote our competitors or charge us a substantial fee for inclusion in their product or service offerings. We cannot assure that we can compete successfully against current and future competitors. Failure to compete successfully against our current and future competitors could materially hurt our business.

LEGAL PROCEEDINGS

         From time to time, we may become involved in litigation arising in the ordinary course of our business. We are not presently subject to any material legal proceedings.

PROPRIETARY RIGHTS

         We will rely on a combination of copyright, trademark, patent and trade secret laws and contractual restrictions to establish and protect our technology and proprietary rights and information. We currently have applied for protection of our "Java Slim" brand name. We intend to apply for protection of our "Dr. Nutriceutical" brand name, and for "Nutriceuticals.com." See "Use of Proceeds." We require employees and consultants to sign confidentiality and non-competition agreements. However, we cannot assure you that our steps will be sufficient to prevent misappropriation of our technology, proprietary rights and information, or that our competitors will not independently develop technologies that are substantially equivalent or superior to ours.

EMPLOYEES

         As of March 31, 1999, we employed 4 persons. Labor unions do not represent any of our employees. We consider our employee relations to be good. Competition for qualified personnel in our industry is intense, particularly for technical staff. Upon consummation of the offering, we intend to hire approximately 15 additional personnel who will be responsible for marketing, advertising, Web development, and general and administrative activities. We believe that we need to attract, hire and retain qualified personnel to be successful in the future. See "Use of Proceeds."

FACILITIES

         Our principal administrative, marketing and customer service facilities total approximately 400 square feet of office and warehouse space, which is located at 6950 Bryan Dairy Road, Largo, Florida 33777, and is currently provided to us, without charge, by Innovative Health Products, an affiliated company. See "Management - Certain Transactions." These facilities will not be sufficient for the near future, and after this offering, the Company plans to acquire new facilities of 1,000 to 3,000 square feet for administrative, customer service and limited warehousing purposes. See "Use of Proceeds."

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth information for each director and executive officer of the Company.

        NAME                            AGE    POSITION
        ----                            ---    ---------
        Jugal K. Taneja                 55     Chairman of the Board,
                                               Chief Executive Officer

        Stephen M. Watters              32     President and Director

        Mandeep K. Taneja               24     Director

         Pursuant to the Company's bylaws, each director of the Company serves as a director for a term of one (1) year and until his successor is duly qualified. Officers shall be appointed annually by the Board of Directors, at its annual meeting, to hold such office until an officer's successor shall have been duly appointed and qualified, unless an officer sooner dies, resigns or is removed by the Board.

         Set forth below is the business experience and other biographical information regarding our directors and officers.

         JUGAL K. TANEJA has served as the Chief Executive Officer of the Company from its inception in October 1993 until April 18, 1995, and from January 1, 1996 until the present. He has also served as the President, Secretary and a Director of the Company since its inception. In addition, Mr. Taneja currently serves as the Chairman of the Board and Chief Executive Officer of NuMED Home Health Care, Inc., which operates eight wholly-owned subsidiaries providing home health care services and staffing, and contract rehabilitation staffing, since its inception in 1991; and as the Chairman of the Board of Dynamic Health Products, Inc. since its inception in 1991. Dynamic Health Products, Inc., is a manufacturer and distributor of nutritional and health products, and the parent company of Innovative Health Products, Inc.; Becan, Inc.; Incredible Products. Previously, Mr. Taneja served as Senior Vice President of Union Commerce Bank and Huntington National Bank from 1979 to 1983.

         STEPHEN M. WATTERS was President and a Director of Nutriceuticals.com since the inception in September 1998 until its merger with and into the Company in March, 1999. Since the merger he has been President and a Director of the Company. Mr. Watters was Vice President of Finance of Dynamic Health Products, Inc., a manufacturer and distributor of nutritional and health products, during September, October and November 1998. Prior to his association with Dynamic Health Products, Mr. Watters was in the investment banking and brokerage business. He served as Vice President, Sales for Gilford Securities, from February 1998 to September 1998; Vice President, Sales for Hobbs, Melville Corp., from November 1997 to February 1998; and as Branch Manager, Sales, with Schneider Securities, Inc. from 1995 to

1997. He received his Executive Masters of Business Administration Degree from Case Western Reserve University in 1997.

         MANDEEP K. TANEJA has served as Director of Nutriceuticals.com since its inception in September 1998. During the past five years, Mandeep Taneja earned an undergraduate degree in Business Management from the University of Rochester, and a doctorate degree from the University of Miami School of Law. He is currently a law clerk with the law firm of Johnson, Blakely, Pope, Bokor, Ruppel & Burns, P.A., Tampa, Florida. Mandeep Taneja has actively invested in various venture capital activities and he is the son of Jugal K. Taneja.

DIRECTOR MEETINGS AND COMMITTEES

         During the fiscal year ended March 31, 1999, the Board of Directors of the Company held a total of 7 meetings. Each of the Directors attended more than seventy-five percent (75%) of the total number of meetings of the Board of Directors. The Company does not have standing audit, nominating or compensation committees, or committees performing similar functions.

COMPENSATION OF DIRECTORS

         Our directors currently receive no compensation for their services as a director.

COMPENSATION OF EXECUTIVE OFFICERS

         SUMMARY COMPENSATION TABLE

         The following summary compensation table sets forth all cash and/or non-cash compensation paid to or accrued for the past three (3) fiscal years for the Company's Chief Executive Officer.

                           SUMMARY COMPENSATION TABLE

                                                                               SALARY, BONUS, &
NAME AND PRINCIPAL POSITION (1)            FISCAL YEAR ENDED MARCH 31      ALL OTHER COMPENSATION ($)
-------------------------------            --------------------------      --------------------------
Jugal K. Taneja, Chief Executive Officer              1999                              0
                                                      1998                              0
                                                      1997                              0

---------------
1 We have no officers or other individuals whose compensation from the Company exceeded $100,000 in any of the past three (3) fiscal years.

       EMPLOYMENT AGREEMENTS

       In the first quarter of the current fiscal year, we entered into an employment agreement with Mr. Watters which provides for an initial term of three years commencing April 15, 1999 at an initial base salary of $150,000, plus an annual performance bonus and stock options to be determined by the Board of Directors, in exchange for Mr. Watters' full-time services to the

Company. Mr. Watters' employment agreement also contains standard termination provisions for disability, for cause, and for good reason. Mr. Watters' employment agreement further provides for health insurance benefits and contains confidentiality and non-competition provisions that prohibit him form competing with us. The period covered by the non-competition provisions will end three years after Mr. Watters' termination.

       We also entered into and employment agreement with our Chief Executive Officer, Mr. Jugal K. Taneja for an initial term of one year commencing April 15, 1999, at an annual salary of $100,000, in exchange for Mr. Taneja's services to Nutriceuticals.com. It is anticipated that Mr. Taneja will devote approximately 25% of his time to the affairs of the Company. Mr. Taneja's employment agreement also contains standard termination provisions for disability, for cause, and for good reason. Mr. Taneja's employment agreement further provides for health insurance benefits and contains confidentiality and non-competition provisions that prohibit him form competing with us. The period covered by the non-competition provisions will end three years after Mr. Taneja's termination.

       Accrued payments owing under the employment agreements with Messrs. Taneja and Watters, in the aggregate amount of $62,500, will be paid out of the proceeds of this offering. See "Use of Proceeds."

1999 STOCK OPTION PLAN

       Under the Company's 1999 Stock Option Plan, 400,000 shares of common stock are reserved for issuance upon exercise of stock options. The Plan is designed as a means to retain and motivate key employees. The Board of Directors administers and interprets the Plan. Options may be granted to all eligible employees of the Company, including officers and non-employee directors and others who perform services for the Company.

       The Plan provides for the granting of both incentive stock options (as defined in Section 422 of the Internal Revenue Code) and non-statutory stock options. Options are granted under the Plan on such terms and at such prices as determined by the Board of Directors, except that the per share exercise price of the options cannot be less than the fair market value of the common stock on the date of the grant. Each option is exercisable after the period or periods specified in the option agreement, but no option may be exercisable after the expiration of ten years from the date of grant. Options granted under the Plan are not transferable other than by will or by the laws of descent and distribution. Presently, the Company has not granted any options under the Plan.

CERTAIN TRANSACTIONS WITH MANAGEMENT

       INNOVATIVE HEALTH PRODUCTS, INC.

       Innovative Health Products is the supplier of substantially all of natural products sold by the Company, however, there presently is no agreement between the Company and Innovative Health Products for the fulfillment of the Company's customer orders. Innovative Health Products is a wholly-owned subsidiary of Dynamic Health Products, Inc., a manufacturer and distributor of nutritional and health products. Dynamic Health Products is a wholly-owned subsidiary of

NuMED Home Health Care, which is approximately 56% beneficially owned and operated by Jugal K. Taneja, our Chairman of the Board and Chief Executive Officer. Any products obtained by Nutriceuticals.com from Innovative Health Products have been and will continue to be supplied on terms which are not less favorable than those which we could obtain from a disinterested third party vendor or less favorable than those on which Innovative Health Products would sell to a disinterested third party. See "Risk Factors -- Reliance on Certain Suppliers," "Business -Products, and - Warehousing and Fulfillment."

       We are currently utilizing office and warehouse space, and general office equipment, which has been provided to us, without charge, by Innovative Health Products. See "Business - Warehouse and Fulfillment."

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       Under Section 16(a) of the Securities Exchange Act of 1934, as amended, all executive officers, directors, and each person who is the beneficial owner of more than 10% of the common shares of a company that files reports pursuant to Section 12 of the Exchange Act, are required to report the ownership of such common shares, options, and stock appreciation rights (other than certain cash-only rights), and any changes in that ownership, with the Securities and Exchange Commission (the "SEC"). Specific due dates for these reports have been established, and the Company is required to report, in this Proxy Statement, any failure to comply therewith during the fiscal year ended March 31, 1998. The Company believes that all of these filing requirements are presently satisfied by its Officers, Directors and by the beneficial owners of more than 10% of the Nutriceuticals.com common stock, except that 21st Century Healthcare Fund, LLC made an inadvertently late filing of its Form 3 (Initial Statement of Beneficial Ownership of Securities), which form must be filed with the SEC shortly after a person becomes a 10% beneficial owner. In making this statement, the Company has relied on copies of the reporting forms received by it, and upon the written representations from certain reporting persons that no Form 5 (Annual Statement of Changes in Beneficial Ownership) were required to be filed under applicable rules of the SEC.

                        SECURITY OWNERSHIP OF MANAGEMENT
                          AND CERTAIN BENEFICIAL OWNERS

         The following table sets forth certain information regarding the beneficial ownership of the Company's common stock as of June 14, 1999, by (i) each Officer and Director of the Company, (ii) each person known to own beneficially more than 5% of the Company's Common Stock, and (iii) all Directors and Officers as a group. As of June 14 , 1999 there were approximately 5,153,414 common shares issued and outstanding.

      NAME AND ADDRESS                         AMOUNT AND NATURE      PERCENTAGE
     OF BENEFICIAL OWNER                  OF BENEFICIAL OWNER (1)(2)   OF CLASS
--------------------------                --------------------------  ----------
21st Century Healthcare Fund LLC (3)...............   600,000             11.6%
   6950 Bryan Dairy Road
   Largo, Florida 35777

Stephen M. Watters................................. 2,000,000             38.8%

Jugal K. Taneja (4)................................ 1,077,630             20.9%

Manju Taneja (5)...................................   423,642              8.2%

Mandeep K. Taneja (6)..............................   400,000              7.8%

All Directors and Officers as a group (3 persons).. 3,477,630             67.5%

-------------------

1 Number of shares beneficially owned is determined based on 5,153,414 shares outstanding as of June 14, 1999. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. The number of shares beneficially owned by a person includes shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of April 30, 1999. Such shares issuable pursuant to such options are deemed outstanding for computing the percentage ownership of the person holding such options but not deemed outstanding for the purposes of computing the percentage ownership of each other person. To our knowledge, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table. Unless otherwise indicated, the address of each of the individuals named above is: c/o Nutriceuticals.com Corporation, 6950 Bryan Dairy Road, Largo, Florida 35777.

2 Except as otherwise indicated by footnote, the persons named in the table have sole voting and investment power with respect to all of the common shares beneficially owned by them.

3 21st Century Healthcare Fund, LLC, is a limited liability company of which Jugal K. Taneja is the principal.

4 Includes all of the shares held of record by 21st Century Healthcare Fund, LLC, a limited liability company of which Jugal K. Taneja is the principal; 17,988 shares held of record by The First Delhi Trust, a trust established for the benefit of the children of Jugal K. Taneja; 36,000 shares held of record by Westminster Trust Company, a partnership in which Jugal K. Taneja is the general partner; and 420,982 shares held of record by Manju Taneja, his spouse. Mr. Taneja disclaims voting power with respect to the shares held of record by his spouse.

5        Includes 2,660 shares held of record by Jugal K. Taneja, her spouse.
         Ms. Taneja disclaims voting power with respect to the shares held of record by her spouse. Does not include shares held of record by 21st Century Healthcare Fund, LLC, The First Delhi Trust or Westminster Trust Company, whose shares are beneficially owned by her husband.

6        Mandeep K. Taneja is the adult son of Jugal K. Taneja and Manju Taneja.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

         We are authorized to issue up to 48,000,000 shares of common stock and 2,000,000 shares of preferred stock. The following description of our capital stock is not complete and is qualified in its entirety by our articles of incorporation and bylaws, both of which are included as exhibits to the registration statement of which this prospectus forms a part, and by applicable Nevada laws.

COMMON STOCK

         As of June 14, 1999, there were approximately 5,153,414 shares of common stock outstanding held by approximately 546 stockholders of record. Subject to preferences that may be applicable to any outstanding shares of preferred stock, our board of directors may declare a dividend out of funds legally available and the holders of common stock are entitled to receive ratably any such dividends. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all of our assets remaining after we pay our liabilities and liquidation preferences of any outstanding shares of preferred stock. Holders of our common stock have no preemptive rights or other subscription rights to convert their shares into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.

PREFERRED STOCK

         Our board of directors has the authority, without further action by our stockholders, to issue up to 2,000,000 shares of preferred stock in one or more series and to fix the privileges and rights of each series. These privileges and rights may be greater than those of the common stock. Our board of directors, without further stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. This type of "blank check preferred stock" makes it possible for us to issue preferred stock quickly with terms calculated to delay or prevent a change in our control or make removal of our management more difficult. Additionally, if we issue this preferred stock, then the market price of common stock may decrease, and voting and other rights may decrease. We currently have no plans to issue any of this preferred stock.

INDEMNIFICATION

         While these provisions provide directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions described above apply to an officer of a corporation only if he or she is a director of such corporation and is acting in his or her capacity as director, and do not apply to the officers of the corporation who are not directors.

         Our bylaws provide that, to the fullest extent permitted by the Nevada Revised Statutes, we may indemnify our directors, officers and employees. Our bylaws further provide that we may similarly indemnify our agents. In addition, we anticipate that each director will enter into an indemnification agreement pursuant to which we will indemnify such director to the fullest extent permitted by the. At present, there is no pending litigation or proceeding involving any of our directors or officers in which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common stock is American Securities Transfer & Trust, Inc. The transfer agent's address is 938 Quail Street, Suite 101, Lakewood, Colorado 80215 and telephone number is (303) 234-5300.

SHARES ELIGIBLE FOR FUTURE SALES

         Sales of a substantial number of shares of common stock in the public market following the offering made by this prospectus could adversely affect market prices prevailing from time to time. Furthermore, sales of substantial amounts of common stock in the public market after various resale restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

         Upon the completion of this offering, 6,153,414 shares of common stock will be outstanding, based on 5,153,414 shares outstanding on June 14, 1999, and assuming the underwriters do not exercise their over-allotment option. Of these shares, the 1,000,000 shares sold in this offering will be freely tradeable without restriction under the Securities Act. In addition, approximately 311,784 additional shares are freely tradeable without restriction.

         The remaining 4,841,630 shares outstanding upon completion of the offering will be "restricted securities" as that term is defined in Rule 144 and may not be sold publicly unless they are registered under the Securities Act or are sold pursuant to Rule 144 or another exemption from registration. Of these restricted securities, no shares are eligible for immediate sale without restriction under Rule 144(k) and 23,642 shares are eligible for immediate sale pursuant to Rule 144 under the Securities Act, subject to compliance with the volume limitations and other restrictions under Rule 144. In connection with this offering, the holders of 3,477,630 shares of common stock (consisting of our directors, officers and 5% holders) have entered into lock-up agreements with Kashner Davidson Securities under which they have agreed not to offer, sell or otherwise dispose of any such shares of common stock, any options or warrants to acquire shares of common stock or any securities convertible into shares of common stock (or any shares of common stock issuable upon exercise or conversion of securities) owned by them for a period of 18 months after the date of this prospectus. Kashner Davidson Securities may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to such lock-up agreements. Kashner Davidson Securities currently has no plans to release any portion of the securities subject to such lock-up agreements.

         In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned "restricted securities" (as defined in Rule 144) for at least one year (including the holding period of any prior owner, except an affiliate) is entitled to sell, within any three month period, a number of shares that does not exceed the greater of (i) one percent of the number of shares of common stock then outstanding or (ii) the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume and other limitation or notice provisions of Rule 144. In general, under Rule 701 of the Securities Act as currently in effect, any employee, consultant or advisor of ours who purchases shares from us in connection with a compensatory stock or option plan or other written agreement is eligible to resell such shares 90 days after the effective date of our initial public offering (which was completed in June 1998) in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

                                  UNDERWRITING

         Under the terms and subject to the conditions contained in an underwriting agreement dated June ___ , 1999, we have agreed to sell to the underwriters named below, for whom Kashner Davidson Securities Corporation is acting as representative, the following numbers of shares of common stock:


UNDERWRITER                                                NUMBER OF SHARES
-----------                                                ----------------
Kashner Davidson Securities Corporation .....................

    Total ...................................................  1,000,000
                                                               =========

         The underwriting agreement provides that the underwriters are obligated to purchase all of the shares of common stock in the offering, if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

         We have granted to the underwriters a 45 day option to purchase up to 150,000 additional shares of common stock at the offering price, less underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

     The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and, to certain selling group members at that price less a concession of $________ per share. The underwriters and selling group members may allow a discount of $ _____________ per share on sales to other broker/dealers. After the offering, the public offering price and concession and discount to dealers may be changed by the representatives.

         The following table summarizes the compensation and estimated expenses we will pay.

                                                     WITHOUT          WITH
                                       PER SHARE  OVER-ALLOTMENT  OVER-ALLOTMENT
                                       ---------  --------------  --------------
Underwriting Discounts and Commissions    $             $              $
      paid by Nutriceuticals.com
Expenses payable by Nutriceuticals.com    $             $              $

         As additional compensation to the underwriters, the underwriting agreement provides for the sale to the underwriters, for an aggregate of $100, warrants to purchase an number of shares in the amount up to 10% of the total shares of common stock sold in the offering. The underwriter's warrant will be exercisable, in whole or in part, between the first and fifth years, at an exercise price equal to 120% of the offering price of this offering. The underwriters shall have the option to require us to register the warrants and/or the common stock underlying the warrants.

         We and certain of our directors, officers and stockholders have agreed that we and they will not offer, sell, contract to sell, announce their intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 relating to any additional shares of the common stock or securities convertible into or exchangeable or exercisable for any shares of the common stock, without the prior written consent of Kashner Davidson Securities, for a period of 18 months after the date of this prospectus.

         We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

         The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids and "passive" market making in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the shares of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Representatives to reclaim a selling concession from a syndicate member when the shares of common stock originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. In "passive" market making, market makers in the securities who are underwriters or prospective underwriters may, subject to certain limitations, make bids for or purchases of the securities until the time, if any, at which a stabilizing bid is made. These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on the over-the-counter Bulletin Board or otherwise and, if commenced, may be discontinued at any time.

         Prior to this offering there has been no active trading market for our common stock. Accordingly, the offering price of the shares was determined by negotiation between the Company and the underwriter. Factors considered in determining such price and terms, include prevailing market conditions and an assessment of our future prospects. The offering price of the shares does not bear any relationship to assets, earnings, book value, or other criteria of value applicable to the Company. You should not consider the offering price to be and indication of the actual value of our common stock. The price of our stock is subject to change as a result of market conditions and other factors. No assurances can be given that our stock can be resold at the offering price.

                                  LEGAL MATTERS

         Certain legal matters will be passed on for us by our counsel, Schifino & Fleischer, P.A., Tampa, Florida. Certain legal matters will be passed on for the underwriters by Sichenzia, Ross & Friedman, LLP, 135 West 50th Street, 20th Floor, New York, New York 10020.

                                     EXPERTS

         Kirkland, Russ, Murphy & Tapp, Clearwater, Florida, independent auditors, have audited our consolidated financial statements and financial statement schedule as of March 31, 1997 and 1998, as set forth in their report. We have included our consolidated financial statements in the prospectus and elsewhere in the registration statement in reliance on Kirkland, Russ, Murphy & Tapp's report, given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

         We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661 and Seven World Trade Center, 13th Floor, New York, NY 10048. Copies of such material can be obtained from the Public Reference Section of the SEC upon payment of certain fees prescribed by the SEC. The SEC's Web site contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of that site is http://www.sec.gov. Our common stock is quoted on the OTC Electronic Bulletin Board and our reports, proxy statements and other information may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

         We have filed a Registration Statement on Form SB-2 with the SEC under the Securities Act in respect of the common stock offered hereby. This prospectus, which is a part of the registration statement, omits certain information contained in the registration statement as permitted by the SEC's rules and regulations. For further information with respect to Nutriceuticals.com and the common stock offered hereby, please reference the registration statement, including its exhibits. Statements herein concerning the contents of any contract or other document filed with the SEC as an exhibit to the registration statement are not necessarily complete and are qualified in all respects by such reference. Copies of the registration statement, including all exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC, or obtained at prescribed rates from the Public Reference Section of the SEC at the address set forth above.

                          INDEX TO FINANCIAL STATEMENTS




                         NUTRICEUTICALS.COM CORPORATION
                        CONSOLIDATED FINANCIAL STATEMENTS

                                                                         PAGE

Report of Kirkland, Russ, Murphy & Tapp, Independent Auditors.........   F-2
Consolidated Balance Sheets ..........................................   F-3
Consolidated Statement of Income......................................   F-4
Consolidated Statements of Changes in Net Deficiency in Liquidation...   F-5
Consolidated Statements of Stockholders' Equity (Deficit).............   F-6
Consolidated Statement of Cash Flows..................................   F-7
Notes to Consolidated Financial Statements............................   F-8


                        UNAUDITED CONSOLIDATED PRO FORMA
                              FINANCIAL INFORMATION

Unaudited Consolidated Pro forma Financial Information ...............   F-16
Unaudited Consolidated Pro forma Statement of Operations..............   F-17
Notes to Consolidated Unaudited Pro forma Financial Statements........   F-18

                     REPORT OF KIRKLAND, RUSS, MURPHY & TAPP

To the Board of Directors and Shareholders
Nutriceuticals.com Corporation:

         We have audited the accompanying consolidated balance sheets of Nutriceuticals.com Corporation, as of March 31, 1999 and 1998, and the related statements of income, stockholders' equity, and cash flows for the period from September 8, 1998 (date of inception) to March 31, 1999, and the related statement of changes in net deficiency in liquidation for the period from April 1, 1998 to September 7, 1998 and the year ended March 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nutriceuticals.com, Corporation as of March 31, 1999 and 1998, and results of its operations and its cash flows for the period from September 8, 1998 (date of inception) to March 31, 1999, and results of its changes in net deficiency in liquidation for the period from April 1, 1998 to September 7, 1998 and the year ended March 31, 1998, in conformity with generally accepted accounting principles.
                                            KIRKLAND, RUSS, MURPHY & TAPP
Clearwater, Florida
April 26, 1999

                         NUTRICEUTICALS.COM CORPORATION

                           CONSOLIDATED BALANCE SHEETS
                             MARCH 31, 1999 AND 1998

                                     ASSETS
                                                                    1999       1998
                                                                  --------   --------
Current assets:
      Cash                                                        $ 56,986      8,274
      Accounts receivable, less allowance for doubtful
        accounts of $-0- and $13,270, in 1999 and 1998               9,278       --
      Due from related party                                         5,171       --
      Inventory                                                     16,303       --
                                                                  --------   --------
                   Total current assets                             87,738      8,274

Computer software, net                                              47,500       --
Deposits                                                               380       --
                                                                  --------   --------
                                                                  $135,618      8,274
                                                                  ========   ========
                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
      Accounts payable                                              80,186        500
      Accrued expenses                                              17,505     16,437
                                                                  --------   --------
                   Total current liabilities                        97,691     16,937

Stockholders' equity (deficit):
      Preferred stock, $.001 par value, 2,000,000 shares
        authorized, no shares issued or outstanding                   --         --
      Common stock, $.001 par value, 48,000,000 shares
        authorized, 5,351,028 shares issued and outstanding          5,352       --
      Additional paid-in capital                                   137,050       --
      Deficit                                                     (104,475)      --
      Net deficiency in liquidation, attributed to 351,028
        shares                                                        --       (8,663)
                                                                  --------   --------
                   Total stockholders' equity (deficit)             37,927     (8,663)
                                                                  --------   --------
                                                                  $135,618      8,274
                                                                  ========   ========

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                         NUTRICEUTICALS.COM CORPORATION

                        CONSOLIDATED STATEMENT OF INCOME

            FOR THE PERIOD FROM SEPTEMBER 8, 1998 (DATE OF INCEPTION)
                                TO MARCH 31, 1999


Net revenues                                                  $    37,118

Cost of revenues                                                   14,496
                                                              -----------
                   Gross profit                                    22,622

Selling, general and administrative expenses                      128,858
                                                              -----------
                   Operating loss                                (106,236)

Other income:
      Interest income                                               1,761
                                                              -----------
                   Net loss                                   $  (104,475)
                                                              ===========
Basic and diluted net loss per share of common stock                 (.02)

Weighted common shares outstanding                              4,617,695
                                                              ===========

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                         NUTRICEUTICALS.COM, CORPORATION

             STATEMENTS OF CHANGES IN NET DEFICIENCY IN LIQUIDATION

             FOR THE PERIOD FROM APRIL 1, 1998 TO SEPTEMBER 7, 1998
                        AND THE YEAR ENDED MARCH 31, 1998

                                                                APRIL 1, 1998
                                                                      TO           MARCH 31,
                                                              SEPTEMBER 7, 1998      1998
                                                              -----------------   ---------
Increase in net assets in liquidation:
    Sales                                                        $    --             3,918
    Bad debt recovery                                                 --             3,101
                                                                 ---------        --------
Decreases in net assets in liquidation:
    Cost of goods sold                                                --           (16,760)
    Professional fees                                               (3,875)        (13,012)
    Occupancy                                                         --            (6,432)
    Office expense                                                     (60)         (1,283)
    Other                                                             --            (6,112)
                                                                 ---------        --------
    Decrease in net assets in
      liquidation before adjustments                                (3,935)        (36,580)

Adjustments of estimated values                                       --            32,215
                                                                 ---------        --------
    Decrease in net assets in liquidation                           (3,935)         (4,365)

Beginning net liabilities in liquidation                            (8,663)         (4,298)
                                                                 ---------        --------
Ending net liabilities in liquidation                            $ (12,598)         (8,663)
                                                                 =========        ========
Loss per share:
    Loss attributable to common stockholders                     $  (3,935)         (4,365)

    Net loss per common share (basic and diluted)                     (.01)           (.01)
                                                                 =========        ========
    Weighted common shares outstanding (basic and diluted)         351,028         351,028
                                                                 =========        ========

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                         NUTRICEUTICALS.COM, CORPORATION

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

              FOR THE YEARS ENDED MARCH 31, 1998 AND MARCH 31, 1999

                                                          ADDITIONAL          RETAINED              NET               TOTAL
                                          COMMON           PAID-IN            EARNINGS           DEFICIENCY        STOCKHOLDERS'
                                           STOCK           CAPITAL            (DEFICIT)        IN LIQUIDATION     EQUITY (DEFICIT)
                                          -------          -------            ---------        ---------------    ---------------
Balances at March 31, 1997,
 on the liquidation basis
 of accounting                              $ --                --                 --              (4,298)            (4,298)

Loss attributable to common
 stockholders                                 --                --                 --              (4,365)            (4,365)
                                            ------          --------           --------           -------           --------
Balances at March 31, 1998,
 on the liquidation basis of
 accounting                                   --                --                 --              (8,663)            (8,663)

Loss attributable to common
 stockholders prior to merger                 --                --                 --              (3,935)            (3,935)

Recapitalization at date of merger             352           (12,950)              --              12,598               --

September 24, 1998, initial
 capital contribution, 4,000,000
 shares at $.075 per share                   4,000            26,000               --                --               30,000

October 30, 1998 sale of 800,000
 shares of  common stock at $.125
 per share                                     800            99,200               --                --              100,000

Issuance of 200,000 shares at
 $.125 per share for acquisition               200            24,800               --                --               25,000

Net loss                                      --                --             (104,475)             --             (104,475)
                                            ------          --------           --------           -------           --------
Balances at March 31, 1999                  $5,352           137,050           (104,475)             --               37,927
                                            ======          ========           ========           =======           ========

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                         NUTRICEUTICALS.COM CORPORATION

                             STATEMENT OF CASH FLOWS

            FOR THE PERIOD FROM SEPTEMBER 8, 1998 (DATE OF INCEPTION)
                                TO MARCH 31, 1999

Cash flows from operating activities:
    Net loss                                                                                       $ (104,475)
    Adjustment to reconcile net loss to net cash used by
      operating activities:
        Amortization expense                                                                            2,500
        Change in operating assets and liabilities:
        Accounts receivable, net                                                                       (9,278)
        Due from related party                                                                         (5,171)
        Inventory                                                                                     (16,303)
        Deposits                                                                                         (380)
        Accounts payable                                                                               69,311
        Accrued expenses                                                                                1,068
                                                                                                    ---------
                   Net cash used by operating activities                                              (62,728)

Cash flows from investing activities:
    Purchase of computer software                                                                     (15,000)
                                                                                                    ---------
                   Net cash used in investing activities                                              (15,000)

Cash flows from financing activities:
    Initial capital contributions                                                                      30,000
    Sale of common stock                                                                              100,000
                                                                                                    ---------
                   Net cash provided by financing activities                                          130,000

Net increase in cash                                                                                   52,272

Cash at beginning of period                                                                             4,714

Cash at end of year                                                                                  $ 56,986
                                                                                                     ========

Supplemental disclosure of non-cash financing activity:

In exchange for 200,000 shares of its common stock at $.125 per share and $10,000 cash (in accounts payable), the Company acquired all of the common stock of HealthSeek.com, Inc. on March 31, 1999.

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                         NUTRICEUTICALS.COM CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             MARCH 31, 1999 AND 1998


(1)      DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         (a)      ORGANIZATION AND MERGER

                  NuMed Surgical, Inc. (NuMed) was engaged in the research, development and distribution of medical instruments and surgical supplies to the health care market since February 1991. Effective March 31, 1997, NuMed adopted a plan of liquidation in which it sold its major product line and subsequently disposed of all its operating assets by March 31, 1998.

                  Effective March 1999, NuMed acquired all of the outstanding common stock of Nutriceuticals.com, Corporation (Nutriceuticals), which was organized in the State of Florida on September 8, 1998 (date of inception). Nutriceuticals is engaged in the retailing of nutritional supplements via the Internet. For accounting purposes, the acquisition has been treated as an acquisition of NuMed by Nutriceuticals and as a recapitalization of Nutriceuticals. Additionally, Nutriceuticals was merged into NuMed and NuMed changed its name to Nutriceuticals.com, Corporation (the Company).

                  As a result of the merger, each issued and outstanding share of Nutriceutical's common stock was converted into one share of NuMed's common stock (on a one-for-fifty post-reverse stock split basis). The results of operations of the consolidated companies are reflected as if the above transaction took place at September 8, 1998 (date of inception). Consequently, for comparative purposes, the consolidated financial statements have been presented as if the Company were a single entity for all periods presented and all significant intercompany accounts and transactions have been eliminated in consolidation.

         (b)      ACQUISITION

                  Effective March 31, 1999, the Company acquired HealthSeek.com Corp. (HealthSeek), a Massachusetts corporation. HealthSeek is a health care community website providing information to health care professionals and consumers. The acquisition was accounted for using the purchase method of accounting. The Company acquired all of the common stock of HealthSeek, in exchange for 200,000 (post two-for-one split) shares of voting common stock and $10,000 cash. In consideration of the sale and transfer of the shares, the Company acquired the registered domain name HealthSeek and all assets, copyrights and other documentation relating to the website and assumed all costs and expenses related to the ongoing maintenance of the website. HealthSeek did not have significant historical book assets, liabilities or revenues and expenses during its limited operating history. The purchase price was allocated to HealthSeek's only asset, it's website. HealthSeek is a wholly-owned subsidiary of the Company.

                         NUTRICEUTICALS.COM CORPORATION

         (c)      DESCRIPTION OF BUSINESS

                  The Company and its wholly-owned subsidiary, Healthseek, consists of two distinct linked websites providing web-based health care communications and related information to consumers, including retailing low-priced nutritional supplements via the Internet (e- commerce).

         (d)      COMPARABILITY OF FINANCIAL INFORMATION

                  The significant accounting policies of the Company conform with generally accepted accounting principles and reflect practices appropriate to the businesses in which it operates. On March 31, 1997, the Company adopted a plan of liquidation in which it sold its major product line and subsequently disposed of all its operating assets. The Company accounted for the liquidation using the liquidation basis of accounting. Thus, the post liquidation basis financial statements as of and for the year ended March 31, 1998, and for the period from April 1, 1998 to September 7, 1998, are not comparable to the consolidated financial statements as of March 31, 1999, and for the period from September 8, 1998 (date of inception) to March 31, 1999.

         (e)      PRINCIPLES OF CONSOLIDATION

                  The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany accounts have been eliminated in the consolidation.

         (f)      CASH AND CASH EQUIVALENTS

                  The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

         (g)      RISKS AND UNCERTAINTIES

                  (1)      Concentration of Credit Risk

                           Financial instruments, which potentially subject the Company to significant concentrations of credit risk, consist principally of cash and cash equivalents. Substantially all of the Company's cash and cash equivalents are vested in short-term money market accounts, which bear minimal risk, and are available on demand. The carrying amounts reported in the balance sheets for cash and cash equivalents approximate their fair values due to the short-term nature of

                         NUTRICEUTICALS.COM CORPORATION

                  (2)      Business Risk

                           The markets for the products and services offered on HealthSeek.com and Nutriceuticals.com are intensely competitive. The Company competes with both traditional distribution channels and online services. The Company may potentially face competition from a number of other online services that have expertise in developing online commerce and in facilitating Internet traffic.

                  (3)      Significant Customers

                           The Company is entirely dependent upon the manufacturers and distributors that supply natural products for resale. Currently, sales and purchases of natural products provided by Innovative Health Products, Inc., a related party, account for a substantial portion of the Company's revenues and inventory.

         (h)      INCOME TAXES

                  The Company has adopted Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to amounts expected to be realized.

         (i)      ESTIMATES

                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.



         (j)      PRODUCT DEVELOPMENT COSTS

                  Product development costs that consist primarily of website development and maintenance services are expensed as incurred.

                         NUTRICEUTICALS.COM CORPORATION

         (k)      ADVERTISING COSTS

                  Advertising costs are charged to expense in the period the costs are incurred. Advertising expense was $54,402 for the period from September 8, 1998 (date of inception) to March 31, 1999, and $-0- for the period from April 1, 1998 to September 7, 1998 and the year ended March 31, 1998.

         (l)      REVENUE RECOGNITION

                  The Company recognizes revenue when goods or services are provided.

         (m)      INVENTORIES

                  Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

         (n)      ACCOUNTS RECEIVABLE

                  Accounts receivable are due primarily from individuals through credit card sales via e- commerce and from companies and individuals concentrated in the state of Florida via traditional distribution channels.

         (o)      COMPUTER SOFTWARE

                  In March 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-1, ACCOUNTING FOR COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE, This SOP is effective for fiscal years beginning after December 15, 1998 and requires capitalization of certain costs of computer software developed or obtained for internal use.

                  Computer software are stated at cost less accumulated amortization. Amortization is recorded using the straight-line method over an estimated useful life of three years.

         (p)      NET LOSS PER SHARE

                  In 1997, the Financial Accounting Standards Board issued SFAS No. 128, EARNINGS PER SHARE, and, in February 1998, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 98 related to SFAS 128. SFAS 128 replaced the calculation for primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is similar to the previously reported fully diluted earnings per share. The Company has no common stock equivalents at March 31, 1999 and 1998, resulting in diluted earnings per share.

                         NUTRICEUTICALS.COM CORPORATION

         (q)      RECENT ACCOUNTING PRONOUNCEMENTS

                  (1)      Comprehensive Income

                           Effective April 1, 1998, the Company adopted SFAS No. 130, REPORTING COMPREHENSIVE INCOME. Under SFAS 130 changes in net assets of an entity resulting from transactions and other events and circumstances from non-owner sources are reported in the financial statements for the period in which they are recognized. Because there were no such changes, adoption of SFAS 130 did not impact the consolidated financial statements of the Company.

                  (2)      Segment Reporting

                           Effective April 1, 1998, the Company adopted SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. The Company operates as a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

                  (3)      Derivative Instruments and Hedging Activities

                           In June 1998, SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES was released. The statement requires the recognition of all derivatives as either assets or liabilities in the balance sheet and the measurement of those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the planned use of the derivative and the resulting designation. The Company is required to implement the statement in the first quarter of fiscal 2000. The Company has not used derivative instruments and believes the impact of adoption of this statement will not have a significant effect on the consolidated financial statements.

                  (4)      Long-Lived Assets

                           The Company has adopted SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG- LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected future cash flows (undiscounted and without interest) is less than the carrying amount of the asset, an impairment loss is recognized. Measurement of that loss would be based on the fair value of the asset. SFAS 121 also generally requires long-lived assets and certain identifiable intangibles to be disposed of to be reported at the lower of the carrying amount or the fair value less cost to sell.

                         NUTRICEUTICALS.COM CORPORATION

(2)      INVENTORIES

         Inventories at March 31, 1999 and 1998 consist of the following:

                                                   1999             1998
                                                 ---------        --------

           Nutritional supplements               $ 16,303               --
                                                 ========         ========

(3)        COMPUTER SOFTWARE

           Computer software consists of the following at March 31, 1999 and
           1998:
                                                       1999           1998
                                                    ---------      ----------

           HealthSeek.com website domain             $ 35,000              --
           Nutriceuticals.com website domain           15,000              --
                                                      -------       ---------
                                                       50,000              --
           Less accumulated amortization               (2,500)             --
                                                      -------       ---------
           Net computer software                     $ 47,500              --
                                                      =======       =========

           Amortization related to computer software totaled approximately $2,500 for the period from September 8, 1998 (date of inception) to March 31, 1999, and $0 for the period from April 1, 1998 to September 7, 1998, and the year ended March 31, 1998.

(4)        RELATED PARTY TRANSACTIONS

           The Company's principal administrative, marketing and customer service facilities are currently provided without charge by Innovative Health Products, Inc., a related party.

           Innovative Health Products, Inc. is the Company's principal supplier of natural products and has common significant shareholder's of the Company.

           Amounts due to related party represent amounts due to Innovative Health Products, Inc. for the purchase of inventory.

(5)        INCOME TAXES

           The Company had no income tax expense for the periods from April 1, 1998 to September 7, 1998, and from September 8, 1998 (date of inception) to March 31, 1999, or the year ended March 31, 1998.

           Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company had no such differences at March 31, 1999 and 1998.

                         NUTRICEUTICALS.COM CORPORATION

           As of March 31, 1999, the Company has approximately $41,000 of federal and $6,000 of state net operating loss carryforwards (NOL) to offset future income through 2014.

                                                             MARCH 31, 1999

                    Net operating losses, federal               $ 41,000
                    Net operating losses, state                    6,000
                                                                --------
                                                                  47,000
                    Valuation allowance                          (47,000)
                                                               ---------
                    Net operating loss carryforward            $      --
                                                               =========

           FASB 109 requires a valuation allowance to reduce the deferred tax assets reported, if based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. As such, a $47,000 valuation allowance has been established at March 31, 1999.

(6)        STOCKHOLDERS' EQUITY

           As discussed in note 1, the merger between NuMed and Nutriceuticals has been accounted for as a reverse acquisition/ recapitalization and, as a result, for comparative purposes, the consolidated financial statements, including equity transactions, have been presented as if the Company were a single entity for all periods presented.

           On January 15, 1999, the Board of Directors approved a one-to-fifty reverse stock split of the outstanding shares of NuMed Common Stock. The reverse stock split reduced the number of outstanding shares of NuMed Common Stock, but did not reduce the total number of shares authorized. Prior to the reverse stock split, approximately 8,775,685 shares of NuMed Common Stock were issued and outstanding. Following the reverse stock split, 175,514 shares of NuMed common stock remained outstanding and, pursuant to the merger agreement, shareholders of Nutriceuticals received, in exchange for each issued and outstanding share of Nutriceuticals Common Stock, one share of NuMed Common Stock, on a post reverse stock split basis. The post reverse split shares issued and outstanding to the shareholders of the Nutriceuticals were 2,400,000. Shareholders' equity has been restated to give retroactive recognition to the stock split in prior periods. Total number of shares of Common Stock issued and outstanding following the reverse split was 2,575,514 (prior to the two-for-one stock split (see Note 9a)).

(7)        CONSULTING AGREEMENT

           On March 31, 1999, the Company acquired Healthseek, and, as a result of the acquisition, entered into a consulting agreement with the seller to maintain and operate the website. The consultant shall devote six hours per week to provide such services, including implementation of the matters as

                         NUTRICEUTICALS.COM CORPORATION
           described in the agreement. Annual compensation to be paid by the Company as a result of the agreement is $40,000, payable monthly, with the first payment due May 1, 1999. The term of the agreement is for one year, expiring on March 31, 2000.

(8)        SUBSEQUENT EVENTS

           (a)      STOCK SPLIT

                    On April 14, 1999, the Company's Board of Directors authorized a two-for-one stock split effected in the form of a stock dividend distributed to shareholders of record on April 26, 1999. As a result of the split, 2,675,514 additional shares were issued. All share and per share data appearing in the consolidated financial statements and notes thereto have been retroactively adjusted for the stock split.

           (b)      STRATEGIC ALLIANCE

                    During the second quarter of 1999, the Company entered into a strategic alliance with IndigoCity.com, Inc. (Indigo
                    City), a Florida corporation. Indigo City will provide advertising, developmental and technical services on its website on behalf of the Company. The parties agree to equally share gross margin revenues as a result of the strategic alliance. The Company will incur expenses of $150 per month for cross promotional products and services on Indigo City's website.

           (c)      SECONDARY OFFERING

                    During fiscal year 2000, the Company intends to complete a secondary stock offering in which approximately 1,000,000 shares of common stock are expected to be issued. The proceeds will be used to fund working capital and marketing expenses.

(9)        YEAR 2000 ISSUE (UNAUDITED)

           The Company does not expect the Year 2000 Issue to have a significant effect on operations. Management of the Company does not expect major vendors or customers to be unable to sell to, provide services to, or purchase from the Company because of the Year 2000 Issue.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

         On March 31, 1999, we completed a transaction whereby we purchased all of the outstanding shares of the common stock of HealthSeek.com. In connection with the purchase, we issued 200,000 shares of our common stock (on a post stock dividend basis) to the sole shareholder of HealthSeek.com.

         The unaudited consolidated pro forma financial information for Nutriceuticals.com set forth below gives effect to certain consulting and employment agreements as well as the acquisition of HealthSeek.com. The historical information set forth below has been derived from, and is qualified by reference to, the consolidated financial statements of Nutriceuticals.com, and should be read in conjunction with those financial statements and the notes thereto included elsewhere herein. The financial statements of HealthSeek.com have not been included herewith, as HealthSeek.com has not had any revenues to date and its expenses have been nominal.


         The unaudited consolidated pro forma financial information set forth herein combines the statement of operations of Nutriceuticals.com for the year ended March 31, 1999 and the HealthSeek.com statement of operations for the year ended December 31, 1998, and reflects certain adjustments, including among others, adjustments to reflect a website consulting agreement and certain employment contracts entered into subsequent to March 31, 1999. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and the financial statements and notes to the financial statements of Nutriceuticals.com, which are included elsewhere herein. The unaudited consolidated pro forma financial information set forth below does not purport to project the future consolidated results of operations or financial condition of Nutriceuticals.com.

                        UNAUDITED CONSOLIDATED PRO FORMA
                             STATEMENT OF OPERATIONS

                                                             NUTRICEUTICALS     HEALTHSEEK FOR
                                                              FOR THE YEAR      THE YEAR ENDED                           PRO FORMA
                                                               ENDED MARCH       DECEMBER 31,       PRO FORMA            MARCH 31,
                                                               31, 1999(1)           1998          ADJUSTMENTS             1999
                                                                ----------          -----          ----------          ----------
Net revenues .........................................          $   37,118           --                  --            $   37,118
Gross profit .........................................              22,622           --                  --                22,622
Operating expenses
     Research and development ........................                --             --                  --                  --
     Sales and marketing .............................              54,402           --                  --                54,402
     General and administrative ......................              78,391            245              11,667(2)          380,303
                                                                                                       40,000(3)
                                                                                                      250,000(4)
                                                                ----------          -----          ----------          ----------
Total operating expenses .............................             132,793            245             301,667             434,705
                                                                ----------          -----          ----------          ----------
Loss from continuing operations ......................            (110,171)          (245)          (301,667)            (412,083)
Interest income ......................................               1,761           --                  --                 1,761
                                                                ----------          -----          ----------          ----------
Net loss .............................................            (108,410)          (245)          (301,667)            (410,322)
                                                                ----------          -----          ----------          ----------
Basic and diluted net loss per share .................          $    (0.04)                                                  (.08)
                                                                ==========                                             ==========
Weighted average shares outstanding ..................           2,744,460                                              5,351,028(5)
                                                                ==========                                             ==========

SEE ACCOMPANYING NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION.

         NOTES TO UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION

         Pro forma adjustments for unaudited pro forma condensed statement of operations for the year ended March 31, 1999 are as follows:

         (1) Includes predecessor from April 1, 1998 to September 7, 1998 (prior to merger) and Nutriceuticals from September 8, 1998 (inception) to March 10, 1999. See Consolidated Financial Statements and Notes there to included elsewhere herein.

         (2)      Amount of Web site domain of $35,000 amortized over 3 years.

         (3) Annual compensation for Web site maintenance per consulting agreement.

         (4) Employment agreements for Chief Executive Officer ($150,000) and President ($100,000).

         (5) Assumes all shares outstanding as of March 31, 1999 (including shares issued for acquisition of Healthseek have been outstanding throughout the period.

================================================================================


                                1,000,000 SHARES


                                  COMMON STOCK



                         NUTRICEUTICALS.COM CORPORATION


                                   ----------


                                   PROSPECTUS


                                   ----------



                     KASHNER DAVIDSON SECURITIES CORPORATION



                         THE DATE OF THIS PROSPECTUS IS
                               ____________, 1999


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 78.7502 of the Nevada Revised Statutes permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond the indemnification specifically provided by the current law.

         Article XI of our Bylaws provides for the indemnification of officers, directors and third parties acting on our behalf if such person acted in good faith and in a manner reasonably believed to be in, and not opposed to, our best interest and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

         In addition to providing for indemnification in our Bylaws, the Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of his or her status as such. Further, we may enter into indemnification agreements with our directors and executive officers in the future.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

   DESCRIPTION                                                         AMOUNT
   -----------                                                         ------
   Securities and Exchange Commission filing fee............    $       3,531
*  NASD filing fee..........................................    $       1,264
*  Nasdaq listing fee.......................................    $       6,154
*  Blue Sky filing fees and expenses........................    $      20,000
*  Legal fees and expenses..................................    $      75,000
*  Underwriter's expenses...................................    $      25,000
*  Accounting fees and expenses.............................    $       5,000
*  Printing, postage, and mailing expenses..................    $     100,000
*  Stock transfer agent fees and certificates ..............    $       5,000
*  Miscellaneous ...........................................    $      35,000
                                                                      -------
    *   Total...............................................    $     275,949
                                                                      =======

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

         During the past three years, we have issued unregistered securities to a limited number of persons as described below. The following information regarding our shares of common stock has been adjusted to give effect to (i) the one-for-fifty reverse split of our common stock effected in March 1999, and (ii) the two-for-one stock split in the form of a stock dividend effected in April 1999.

         (1) On March 15, 1999, we issued an aggregate of 4,800,000 shares of common stock to 14 investors in connection with the merger of Nutriceuticals.com Corporation, a Florida corporation, with and into the Company; and

         (2) On March 31, 1999, we issued an aggregate of 200,000 shares of common stock, to one (1) investor in connection with the acquisition of HealthSeek.com Corporation, a Massachusetts corporation.

         None of the foregoing transactions involved any underwriters, underwriting discounts or commissions or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof, Regulation D promulgated thereunder. The recipients in such transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

ITEM 27.  EXHIBITS.

         The Exhibit Index attached hereto is hereby incorporated to this Item by reference thereto.

ITEM 28.  UNDERTAKINGS

         We hereby undertake to:

         (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange
Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Largo, state of Florida, on June 28, 1999.


                                  Nutriceuticals.com Corporation

                                  By:  /s/ STEPHEN M. WATTERS
                                       ----------------------
                                          Stephen M. Watters
                                          President and Director

                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Stephen M. Watters his attorney -in-fact, with the power of substitution, for him in any and all capacities, to sign any amendments to this registration statement, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                          TITLE                              DATE
---------                          -----                              ----


/s/ JUGAL K. TANEJA       Chief Executive Officer and
-------------------       Chairman of the Board of Directors      June 28, 1999
Jugal K. Taneja


/s/ STEPHEN M. WATTERS    President and Director                  June 28, 1999
----------------------
Stephen M. Watters


/s/ MANDEEP K. TANEJA     Director                                June 28, 1999
----------------------
Mandeep K. Taneja

                                  EXHIBIT INDEX

EXHIBIT NO.           DESCRIPTION OF EXHIBITS

     1.1    Form of Underwriting Agreement *

     1.2    Form of Underwriter's Warrant *

     3.1    Articles of Incorporation, as amended *

     3.2    Bylaws of the Registrant *

     4.1    Specimen of Certificate for Common Stock **

     5.1 Opinion of Schifino & Fleischer, P.A., re: Legality of securities being registered **

     10.1 Employment Agreement by and between the Registrant and Stephen M. Watters, dated as of April 1, 1999 *

     10.2 Employment Agreement by and between the Registrant and Jugal K. Taneja, dated as of April 1, 1999 *

     10.3 Consulting Agreement and Agreement Regarding Ownership of Computer Software between Healthseek.com Corp. and Eric Egnet, dated as of March 31, 1999 *

     10.4 Strategic Alliance Agreement by and between IndigoCity.com, Inc. and the Registrant, dated as of April 13, 1999 *

     10.5 Agreement and Plan of Merger by and between NuMed Surgical, Inc. and Nutriceuticals.com Corporation, dated as of January 15, 1999 *

     10.6 Agreement and Plan of Reorganization between the Registrant and Eric Egnet, dated March 31, 1999 *

     21     Subsidiaries of the Registrant *

     23.1   Consent of Kirkland, Russ, Murphy & Tapp, independent auditors *

     23.2   Consent of Schifino & Fleischer, P.A. (included in Exhibit 5.1) **

     24     Power of Attorney (reference is made to the signature page) **

     27     Financial Data Schedule***
-----------

   *     Filed herewith.
   **    To be filed by amendment.
   ***   Contained in electronically filed version only.